                                                     Registration No. 33-80973
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              ----------------------
                                POST-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              -------------------
                            TMCI ELECTRONICS, INC.
                (Name of small business issuer in its charter)

          DELAWARE                           3444                        77-0413814
(State or other jurisdiction of   (Primary standard industrial   (IRS employer identification
incorporation or organization)    classification code number)              number)

                               1875 DOBBIN DRIVE
                              SAN JOSE, CA 95133
                                 408-272-5700
         (Address and telephone number of principal executive offices)

                               1875 DOBBIN DRIVE
                              SAN JOSE, CA 95133
(Address of principal place of business or intended principal place of business)

                                 ROLANDO LOERA
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            TMCI ELECTRONICS, INC.
                               1875 DOBBIN DRIVE
                              SAN JOSE, CA 95133
                                 408-272-5700
           (Name, address and telephone number of agent for service)
                             -----------------------
                                   COPY TO:
                           FREDERICK W. LONDON, ESQ.
                                GOULD & WILKIE
                           ONE CHASE MANHATTAN PLAZA
                            NEW YORK, NY 10005-1401
                                (212) 344-5680
                              (212) 809-6890 FAX
                             ------------------------
         Approximate date of commencement of proposed sale to public:

               As soon as practicable after the amendment to the
                  Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                       (facing page continues)

                         -----------------------------

         THE REGISTRANT HEREBY AMENDS THIS AMENDMENT TO THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS AMENDMENT TO THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS AMENDMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                  Subject to Completion, Dated March 21, 1997

PROSPECTUS

              2,672,000 SHARES OF COMMON STOCK ($.001 PAR VALUE)
                ISSUABLE UPON THE EXERCISE OF CLASS A WARRANTS


                            TMCI ELECTRONICS, INC.

         TMCI Electronics, Inc. (the "Company"), a Delaware corporation, is offering 2,672,000 shares of Common Stock, par value $.001 per share ("Common Stock"), issuable upon the exercise of 2,672,000 outstanding Class A Warrants ("Warrants"). The Warrants became exercisable commencing on March 5, 1997. Each Warrant entitles the holder to purchase one share of Common Stock at $5.50 per share during the four year period commencing on March 5, 1997. The Warrants are redeemable by the Company for $.01 per Warrant, at any time after March 5, 1997, upon thirty (30) days' prior written notice, if the average closing price or bid price of the Common Stock, as reported by the National Association of Securities Dealers, Inc. Automatic Quotation System ("Nasdaq") equals or exceeds $8.75 per share, for any twenty (20) consecutive trading days within a period of thirty (30) consecutive trading days ending within five (5) days prior to the date of the notice of redemption. Upon thirty (30) days' written notice to all holders of the Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Warrants in compliance with the requirements of Rule 13e-4 to the extent applicable. See "Description of Securities."

         The Warrants were initially sold in March 1996 in an underwritten offering (the "March Offering") of units ("Units") consisting of one share of Common Stock and one Warrant. The Common Stock and the Warrants were detachable and traded separately upon issuance. The Common Stock and Class A Warrants of the Company are listed on the Nasdaq SmallCap Market. On March 20, 1997, the closing bid price per share of the Common Stock as reported by the Nasdaq SmallCap Market was $5.75.


   AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE
      OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION OF THE BOOK VALUE OF
          THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS
              AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN
                  AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                    SEE "RISK FACTORS", WHICH BEGINS ON
                          PAGE 7, AND "DILUTION."

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
           THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
               UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                                                                                                      PROCEEDS TO THE
                                       PRICE TO PUBLIC          WARRANT SOLICITATION FEE(1)             COMPANY (2)
-----------------------------------------------------------------------------------------------------------------------------
Per Unit                                   $5.50                           $0.22                          $5.28
-----------------------------------------------------------------------------------------------------------------------------
Total (3)                               $14,696,000                      $587,840                      $14,108,160
=============================================================================================================================

                                     NOTES

(1) Consists of a 4% Warrant solicitation fee which the Company has agreed to pay to Biltmore Securities, Inc., the underwriter in the March Offering, subject to certain conditions.

(2) Before deducting expenses of the offering payable by the Company, estimated at $45,000.

(3) These proceeds will only be realized upon the exercise of all of the Warrants. There can be no assurance that any of the Warrants will be exercised.


                 The date of this Prospectus is March   , 1997.

                      NOTE ON FORWARD-LOOKING STATEMENTS

         Certain information set forth in this Prospectus includes "Forward-Looking Statements" within the meaning of the Private Securities Reform Act of 1995 and is subject to certain risks and uncertainties, including those identified under the caption "Risk Factors." Readers are cautioned not to place undue reliance on these statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The reports and other information filed by the Company can be inspected and copied without charge at the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Registration statements and other documents and reports that are filed electronically through the Electronic Data Gathering, Analysis and Retrieval System (including the Registration Statement) are publicly available through the Commission's web site on the Internet (http://www.sec.gov).

         This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference herein (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference) by contacting the Company at TMCI Electronics, Inc., 1875 Dobbin Drive, San Jose, CA 95133, telephone
(408) 272-5700, attention: Chief Financial Officer.

                              PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information, including information contained under the caption "Risk Factors," and financial statements, including notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

OVERVIEW

     TMCI Electronics, Inc. (the "Company") was incorporated in the State of Delaware on December 7, 1995 for the purpose of acquiring the businesses of Touche Manufacturing, Inc. ("Touche") and Touche Electronics, Inc. ("TEI"). The principal executive offices of the Company, Touche and TEI are located in San Jose, California. Touche and TEI were principally owned by Rolando Loera, the President and Chief Executive Officer of the Company. The Company acquired all of the issued and outstanding shares of common stock of Touche and TEI on March 5, 1996 from Mr. Loera and all of the minority shareholders of Touche and TEI pursuant to the terms of certain Stock Purchase Agreements dated December 28, 1995 (the "Stock Purchase Agreements").

     Following the exchange of common stock of Touche and TEI contemplated by the Stock Purchase Agreements, the Company's business became that of Touche and TEI. The Company now derives its revenues from the operation of its wholly owned subsidiaries, including Touche and TEI.

     Touche and TEI provide custom manufacturing and value-added services, respectively, to original equipment manufacturers ("OEMs"). Their customers are concentrated into four (4) different segments of the Information Technology Industry and include manufacturers of mini, mainframe, micro and personal computers, telecommunications equipment, semiconductor manufacturing test equipment and medical test equipment. Touche and TEI do not manufacture or produce any products that are sold to customers from inventory; all of their products are manufactured to customer specifications and all value-added services are performed to the specifications of the customer.

     The Company has recently acquired a wire cable and harness business and a metal stamping manufacturing business. See "Pen Interconnect, Inc." and "Enterprise Industries, Inc."

TOUCHE MANUFACTURING COMPANY, INC.

     Touche manufactures custom designed fabricated metal cabinets or enclosures for OEMs that produce computers, telecommunications equipment, semiconductor manufacturing test equipment and medical test equipment. These products are used by the OEMs to house various types of electronic components. Touche is a full service manufacturing facility for such products. As such, Touche's engineering and design personnel work closely with each customer to design and build an initial prototype of the specified cabinet or enclosure. Based upon the actual production of the prototype, its design and specifications are reviewed and a cost effective manufacturing process is developed. All of the various manufacturing processes, which include metal shearing, punching, bending and welding, as well as machining, detailing, zinc plating, painting and final assembly are provided in-house by Touche. All of the raw materials used to manufacture these products are readily available from numerous suppliers at competitive prices. By controlling the various manufacturing processes in-house, Touche is able to provide its customers custom manufactured metal cabinets or enclosures in a timely, efficient and cost-effective manner. The full service manufacturing capability enables Touche to derive a competitive advantage over manufacturers that have to sub-contract for one or more of the various manufacturing processes. All of Touche's products are manufactured to specific customer requirements pursuant to contracts or purchase orders with the respective customers. Approximately 75% of Touche's manufacturing is performed on a mass production basis for metal cabinets or enclosures, while the remaining 25% is in developing prototype products for future development by its customers.

TOUCHE ELECTRONICS, INC.

         In late 1992, a number of Touche's customers expressed an interest in identifying methods of reducing their own manufacturing costs. This desire led the management of Touche to examine its existing manufacturing capabilities and to consider other types of services that could be offered to its customers in conjunction with its manufacturing of custom designed fabricated metal cabinets or enclosures. Accordingly, in early 1993 TEI was formed as a sister company to Touche. TEI provides value-added turnkey services to many of Touche's OEM customers. Today, these services are primarily the installation of cable and harness assemblies into the products manufactured by Touche and also into enclosure products manufactured by other local enclosure manufacturers that do not have the in-house capability to provide such services. All of TEI's value-added turnkey services are provided pursuant to contracts or purchase orders with its customers.

         The custom manufacturing of fabricated metal cabinets or enclosures combined with the capability to provide cable and harness assembly services enables Touche and TEI to attract and retain customer business that they may not have otherwise obtained, thereby enhancing their competitive position in the marketplace.

CUSTOMER PRODUCT SERVICES

         Touche and TEI work with their respective customers in designing and engineering products and in helping to develop prototypes for such products before production manufacturing. The following processes are involved in providing these services: shearing, bending, sheet metal, welding, machining, detailing, zinc plating, painting and assembly. These services are currently provided to a wide range of computer manufacturing companies, telecommunications equipment manufacturing companies, semiconductor test equipment manufacturing companies and medical test equipment manufacturing companies throughout the Silicon Valley area.

         The businesses of Touche and TEI, in providing customers with custom designed and manufactured products or services, relate to four major market areas:

         Computer Systems. Touche and TEI manufacturing and assembly businesses provide a full complement of manufacturing capabilities for mini and mainframe computers, microcomputers and personal computers. Even though this segment of the information technology industry is being reshaped by evolutionary changes in semiconductor design and memory capacity, the Company intends to increase its marketing efforts in these areas. However, the Company's principal focus will remain in commercial markets.

         Telecommunications Equipment. The changes in the basic structure of the telecommunications segment of the information technology industry are reflected in the recently adopted legislation that allows for wireless communications and cable operators to offer telephone service over coaxial connections to the home. The information superhighway is expected to provide new avenues into the home. The use of coaxial cable and fiber optics will give companies the bandwidth necessary to deliver hundreds of channels of voice, data, and video services. Based on the changing conditions within the industry, telecommunications equipment is forecast to continue to grow at an above average annual rate. Touche and TEI believe that, with their present and future manufacturing and service capabilities, they are well positioned to take on the competitive challenges of this growing industry. Penetration of this market segment is considered a more long term goal for the Company. Marketing activities in this segment are directly in line with the Company's current development of manufacturing facilities for the production of specific types of wire and cable that is used in the computer systems segment of the information technology industry.

         Test Equipment. Touche and TEI intend to market their product manufacturing and service capabilities in test equipment market areas. The Company's target customers are principally large and medium-sized corporations that specialize in the design and development of scientific measurement and production devices that may be used by major producers in the semiconductor industry who design and manufacture wafers that produce computer chips and the like. The Company will continue to explore and expand new opportunities with its customer base and look to refine the diversification of its production capabilities in designing and manufacturing products within this market segment as well as others.

         Medical Equipment. Touche and TEI intend to continue marketing their manufacturing and cable harness assembly services, respectively, to existing and prospective OEMs of medical equipment. The Company targets customers with strong track records in the design, development and production of sophisticated medical diagnostic and analysis equipment, such as MRI equipment, which is used in hospital and medical clinics by medical doctors to assist in their diagnoses of otherwise very serious and complicated patient medical problems. The Company believes that this segment of the information technology industry will grow, offering increased opportunities to companies like Touche and TEI which are positioned to provide cost-effective manufacturing services at competitive prices.

PEN INTERCONNECT INC.

         On November 12, 1996, TEI acquired the net assets (accounts receivable, inventory and capital equipment) of the San Jose-based wire cable and harness manufacturing division of Pen Interconnect Inc. ("PII").

         The division acquired is a wire cable harness manufacturer, producing different types of cable and harnesses that are used by TEI and other subcontractors in the production of original equipment products. TEI intends to continue such business by operating it as a division.

         The consideration paid for the acquisition consisted of (a) $2.0 million in cash; (b) two promissory notes in the principal amounts of $500,000 and $400,000, respectively; and (c) 134,172 shares of the Company's Common Stock. The notes bear interest at the prime rate plus .5% and are payable over periods of 48 and 24 months, respectively. TMCI may also be obligated to issue up to an additional 13,417 shares of Common Stock in the event that certain overdue accounts receivable are collected.

         Subsequent to the closing of the foregoing acquisition, a dispute has arisen as to the value of the inventory included in the assets acquired. The Company has initiated an arbitration proceeding in an effort to resolve this dispute and is seeking a rescission of the transaction.

ENTERPRISE INDUSTRIES, INC.

         On January 24, 1997, the Company acquired all of the outstanding shares of capital stock of Enterprise Industries, Inc. ("EII"), a North Hollywood, California based metal stamping manufacturing business. The purchase price consisted of $1,000,000 in cash and the issuance of 96,560 shares of the Company's Common Stock. EII will continue to operate under its present name as a wholly-owned subsidiary of the Company. The President of Enterprise Industries, Inc. has signed a five (5) year employment contract with the company to manage that company's operations.

         The principal executive offices of the Company are located at 1875 Dobbin Drive, San Jose, California 95133 and its telephone number is (408) 272-5700.

         SEE "RISK FACTORS," "MANAGEMENT," "BUSINESS" AND "CERTAIN TRANSACTIONS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.


                                 THE OFFERING

Securities Offered(1)..................................2,672,000 shares
Shares of Common Stock Outstanding
  Prior to Offering....................................3,596,332 shares
Shares of Common Stock Outstanding
     After Offering(1).................................6,268,332 shares
Use of Net Proceeds................................See "Use of Proceeds"

Nasdaq SmallCap Market Symbols

Common Stock.....................................................TMEI
Class A Warrants................................................TMEIW

---------------
(1) The Company is offering 2,672,000 shares of Common Stock issuable upon exercise of the Series A Warrants. Each Class A Warrant entitles the holder to purchase one share of Common Stock at $5.50 per share during the four year period which commenced on March 5, 1997. The Class A Warrants are redeemable upon certain conditions. Should the Class A Warrants be exercised, of which there is no assurance, the Company will receive the proceeds therefrom aggregating up to $14,108,160 net of the warrant solicitation fee but before payment of the expenses of this offering. See "Plan of Distribution" and "Description of Securities."

                                 RISK FACTORS

         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY READ THIS PROSPECTUS AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

FORWARD LOOKING STATEMENTS

         When used in this Prospectus, the words "believes", "anticipates", "expects" and similar expressions are intended to identify in certain circumstances, forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected, including the risks described in the "Risk Factors" section. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such statements. The Company also undertakes no obligation to update these forward-looking statements.

NEW COMPANY WITH LIMITED OPERATING HISTORY

         TMCI Electronics, Inc. (the "Company"), incorporated in the State of Delaware on December 7, 1995, is a recently organized corporation that acquired in March 1996 all of the issued and outstanding stock of Touche Manufacturing Company, Inc. ("Touche") and Touche Electronics, Inc. ("TEI"), San Jose, California, in an exchange of securities, whereby each corporation became a wholly-owned subsidiary of the Company. The Company's only operations prior to March 1996 consisted of entering into agreements to acquire Touche and TEI and taking steps preparatory to the March Offering. The Company can make no assurances that the combination of these companies will prove as successful as the subsidiaries were independently.

NO ASSURANCE OF FUTURE PROFITABILITY OR PAYMENT OF DIVIDENDS

         Although Touche and TEI had a combined rolling backlog at December 31, 1996 of approximately $10 million, no assurance can be given that the future operations of the Company or its subsidiaries will be profitable. Should the operations of the Company or its subsidiaries remain profitable, it is likely that the Company or its subsidiaries would retain much or all of the earnings in order to finance future growth and expansion. Therefore, the Company does not presently intend to pay dividends.

DEPENDENCE UPON MAJOR CUSTOMERS

         The largest customers of Touche and TEI are Lam Research Corporation, Tandem Computers Incorporated and Hewlett-Packard Company. Sales to these customers accounted for 28%, 24% and 13%, respectively, of the combined revenues of Touche and TEI for the year ended December 31, 1996.

         The contracts relating to these sales are terminable upon short notice and none of these customers is obligated to continue to use Touche or TEI product services at all or at existing prices. In addition, these customers could demand price concessions from Touche and/or TEI which could adversely affect profits and profit margins. The termination by these customers of their relationship with Touche and/or

TEI or a substantial decrease in prices paid by these customers would have a material adverse effect upon the business, properties, financial condition, results of operations and prospects of the Company.

         The dependence on major customers subjects Touche and TEI to significant financial risk in the operation of their business should a major customer terminate, for any reason, its business relationship with Touche or TEI. In such an event, the financial condition of the Company may be adversely affected and the Company may be required to obtain additional financing, of which there is no assurance.

         The continuing ability of Touche and TEI to maintain these customer relationships and to build new relationships is dependent, among other things, upon their ability to maintain the high quality standards demanded by their customers.

RISK OF INVENTORY OBSOLESCENCE

         The products manufactured by the original equipment manufacturers
(OEMs) which are serviced by the Company are being upgraded and enhanced on a continuous basis by these OEMs. As a result of this process, the inventory maintained by the Company may become obsolescent. Such obsolescence may cause the Company to have excess supplies of unusable inventory which could have a material adverse effect on the Company.

DISPUTE RELATING TO PEN ACQUISITION

         Subsequent to the closing of the Pen acquisition, a dispute has arisen as to the value of the inventory included in the assets acquired. The Company has initiated an arbitration proceeding in an effort to resolve this dispute and is seeking a recission of the transaction.

IMMEDIATE AND SUBSTANTIAL DILUTION

         An investor in this offering will experience immediate and substantial dilution of $1.91 (34.73%) per share. Prior to the offering, the Company had a net tangible book value of $8,448,470 or $2.51 per share, derived from the Company's September 30, 1996 combined balance sheet and based upon 3,365,600 shares being outstanding as of that date. After projecting the effect of the possible sale of the shares offered hereby at an assumed offering price of $5.50 per share and after deducting warrant solicitation fees and estimated offering expenses, pro forma net tangible book value would have been $22,511,630 or $3.59 per share. The result will be an immediate increase in net tangible book value per share of $1.08 to existing shareholders and an immediate dilution to new investors of $1.91 per share. See "Dilution."

LITIGATION INVOLVING MARKET MAKER

         Although Biltmore Securities, Inc. ("Biltmore") is not the sole market maker in the Company's securities, from time to time it may be the dominant market maker in such securities. Biltmore is involved in litigation which may adversely affect its abilities to make a market in the Company's securities.

         The Company has been advised by Biltmore that on or about May 22, 1995, Biltmore and Elliot Loewenstern and Richard Bronson, principals of Biltmore, and the Commission agreed to an offer of settlement (the "Offer of Settlement") in connection with a complaint filed by the Commission in the

United States District Court for the Southern District of Florida alleging violations of the federal securities laws, Section 17(a) of the Securities Act of 1933, Section 10(b) and 15(c) of the Securities Exchange Act of 1934, and Rules 10b-5, 10b-6 and 15c1-2 promulgated thereunder. The complaint also alleged that in connection with the sale of securities in three (3) IPOs in 1992 and 1993, Biltmore engaged in fraudulent sales practices. The proposed Offer of Settlement was consented to by Biltmore and Messrs. Loewenstern and Bronson without admitting or denying the allegations of the complaint. The Offer of Settlement was approved by Judge Gonzales on June 6, 1995. Pursuant to the final judgment (the "Final Judgment"), Biltmore:

     o was required to disgorge $1,000,000 to the Commission, which amount was paid in four (4) equal installments on or before June 22, 1995;

     o    agreed to the appointment of an independent consultant
          ("Consultant").

Such Consultant was obligated, on or about November 1, 1996 (or at such later date as may be extended by the Consultant without court approval):


     o to review Biltmore's policies, practices and procedures in six (6) areas relating to compliance and sales practices;

     o to formulate policies, practices and procedures for Biltmore that the Consultant deems necessary with respect to Biltmore's compliance and sales practices;

     o to prepare a report devoted to and which details the aforementioned policies, practices and procedures (the "Report");

     o to deliver the Report to the President of Biltmore and to the staff of the Southeast Regional office of the Commission;

     o to prepare, if necessary, a supervisory procedures and compliance manual for Biltmore, or to amend Biltmore's existing manual; and

     o to formulate policies, practices and procedures designed to provide mandatory on-going training to all existing and newly hired employees of Biltmore. The Final Judgment further provides that, within thirty (30) days of Biltmore's receipt of the Report, unless such time is extended, Biltmore shall adopt, implement and maintain any and all policies, practices and procedures set forth in the Report.

     On or about December 19, 1996, the Consultant completed the Report which was thereafter delivered to Biltmore. The Report addresses the areas relating to compliance and sales practices referred to above. Biltmore is reviewing the Report and undertaking steps to implement the recommendations and procedures in the Report, in accordance with the provisions of the Final Judgment.

         The Final Judgment also provides that an independent auditor ("Auditor") shall conduct four (4) special reviews of Biltmore's policies, practices and procedures, the first such review to take place six (6) months after the Report has been delivered to Biltmore and thereafter at six-month intervals. The Auditor is also authorized to conduct a review, on a random basis and without notice to Biltmore, to certify that any persons associated with Biltmore who have been suspended or barred by any Commission order are complying with the terms of such orders.

         On July 10, 1995, the action as against Messrs. Loewenstern and Bronson was dismissed with prejudice. Mr. Bronson has agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months, dating from the beginning of such suspension. Mr. Loewenstern has agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months commencing upon the expiration of Mr. Bronson's suspension.

         In the event that the requirements of the foregoing judgment adversely affect Biltmore's ability to act as a market maker for the Company's stock, and additional brokers do not make a market in the Company's securities, the market for and liquidity of the Company's securities may be adversely affected. In the event that other broker dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for, liquidity and prices of the Company's securities may not exist. FOR ADDITIONAL INFORMATION REGARDING BILTMORE, INVESTORS MAY CALL THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. AT (800) 289-9999.

         Recent State Action Involving Biltmore -- Possible Loss of Liquidity

         The State of Indiana has commenced an action seeking, among other things, to revoke Biltmore's license to do business in such state. The hearing in this matter was scheduled for October 7, 1996 and has been adjourned pending settlement discussions. Such proceeding, if ultimately successful, may adversely affect the market for and liquidity of the Company's securities if additional broker-dealers do not make a market in the Company's securities. Moreover, should Indiana investors purchase any of the securities sold in this Offering from Biltmore prior to the possible revocation of Biltmore's license in Indiana, such investors will not be able to resell such securities in such state through Biltmore but will be required to retain a new broker-dealer firm for such purpose. The Company cannot ensure that other broker-dealers will make a market in the Company's securities. In the event that other broker-dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for, liquidity and prices of the Company's securities may not exist. The Company does not intend to seek qualification for the sale of the Securities in the State of Indiana. It should be noted that although Biltmore may not be the sole market maker in the Company's securities, it will most likely be the dominant market maker in the Company's securities.

POSSIBLE NEED FOR ADDITIONAL FINANCING

         The Company intends to fund its operations and other capital needs for the next twelve (12) months substantially from operations, but there can be no assurance that such funds will be sufficient for these purposes. The Company may require substantial amounts for its future expansion, operating costs and working capital. There can be no assurance that such financing will be available, or that it will be available on acceptable terms. See "Use of Proceeds."

DEPENDENCE ON MANAGEMENT

         The Company's business is principally dependent on certain key management personnel for the operation of its business. In particular, Rolando Loera has played the primary role in the promotion, development and management of the Company. If the employment by the Company of Mr. Loera terminates, or he is unable to perform his duties, the Company may be adversely affected. The Company has obtained key-man life insurance on Mr. Loera in the amount of $1 million. The Company will be the owner and beneficiary of the insurance policy. See "Use of Proceeds," "Business" and "Management."

SUBSTANTIAL COMPETITION

         The Company encounters substantial competition from domestic businesses. Nearly all of such entities have substantially greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, the Company may be at a substantial competitive disadvantage in the conduct of its business. See "Business."

RECENT AND POSSIBLE FUTURE ACQUISITIONS

         The Company has recently acquired a wire cable and harness manufacturing business and a metal stamping business. No assurances can be made that either combination will be successful. In addition, a dispute has arisen with respect to the valuation of certain assets acquired in the wire cable and harness manufacturing business acquisition and no assurance can be given as to the outcome of such dispute. In the event that any of the Warrants are exercised, the Company may use the bulk of any such proceeds in its acquisition activities. No assurances can be made that such funds will enable the Company to expand its base or realize profitable consolidated operations. In addition, the Company's shareholders may not have the opportunity to review the financial statements of any of the companies that may be acquired or have the opportunity to vote on any proposed acquisitions. Should such funds not be utilized in its acquisitions activities, the Company intends to utilize any proceeds for working capital purposes.
See "Use of Proceeds" and "Business."

BROAD DISCRETION IN APPLICATION OF PROCEEDS

         The management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this offering in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof. Pending use of such proceeds, any proceeds of this offering will be invested by the Company in temporary, short-term interest-bearing obligations. See "Use of Proceeds," "Business" and "Management."

VOTING CONTROL; POTENTIAL ANTI-TAKEOVER EFFECT

         Assuming none of the Warrants are exercised, the officers, directors and principal stockholders of the Company beneficially own approximately 26.59% of the Company's Common Stock. Accordingly, such persons may, with the votes of the holders of an additional 23.41% of the Company's Common Stock, be able to approve major corporate transactions including amending the Certificate of Incorporation of the Company or the sale of substantially all of the Company's assets, and may be able to elect all of the directors of the Company and to control the Company's affairs. This voting control may have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of the holders of the shares of Common Stock of the Company. In addition, the Company is subject to a State of Delaware statute regulating business combinations which may also hinder of delay a change of control.

SUBSTANTIAL REGULATION

         Substantial environmental laws have been enacted in the United States and California in response to public concern over environmental deterioration. These laws and the implementing regulations affect nearly every activity of the Company. The principal federal legislation which has the most significant effect on the Company's business includes the following: The Comprehensive Environmental Response, Compensation and Liability Act; The Resource Conservation and Recovery Act; The Clean Air Act; The Safe Drinking Water Act; The Emergency Planning and Community Right-to-Know Act; The Clean Water Act and The Toxic Substance Control Act. Failure by the Company to comply with applicable federal and state environmental regulations could result in the Company incurring substantial fines and penalties and/or having restraining orders issued against it. See "Business - Regulation."

LIMITATION ON DIRECTOR LIABILITY

         As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty, except for liability in four specific instances. These are for (i) any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of the Company's charter provision and Delaware law, stockholders may have more limited rights to recover against directors for breach of fiduciary duty than as existing prior to the enactment of the laws. See "Management - Limitation on Liability of Directors."

REQUIREMENTS OF CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IN CONNECTION WITH THE EXERCISE OF THE WARRANTS WHICH MAY NOT BE EXERCISABLE AND MAY THEREFORE BE VALUELESS

         The Company will be able to issue shares of its Common Stock upon the exercise of the Warrants and the Unit Purchase Option only if (i) there is a current prospectus relating to the securities offered hereby under an effective registration statement filed with the Securities and Exchange Commission, and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of Warrants reside. There can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement or post-effective amendment thereto becomes effective, it may require updating by the filing of one or more post-effective amendments. A post-effective amendment is required (i) anytime after nine (9) months subsequent to the effective date of the registration statement or most recent post-effective amendment thereto when any information contained in the prospectus is over sixteen (16) months old; (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement; or (iii) when any material change occurs in the information relating to the plan or distribution of the securities registered by such registration statement. The Company intends to qualify the sale of the Common Stock in a limited number of states, although certain exemptions under certain state securities ("Blue Sky") laws may permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified. The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants of those purchasers will expire and have no value if such warrants cannot be exercised or sold. Accordingly, the market for the Warrants may be limited because of the Company's obligation to fulfill both of the foregoing requirements. See "Description of Securities."

ADDITIONAL AUTHORIZED SHARES AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET

         The Company is authorized to issue 25,000,000 shares of its Common Stock, $.001 par value per share. If all of the Warrants are exercised, there will be a total of 6,268,332 shares of Common stock issued and outstanding. However, this number does not include the exercise of the Unit Purchase Option granted to the underwriter in the Company's initial public offering which represents the right to acquire 128,000 Units at $8.25 per Unit. After reserving a total of 128,000 shares of Common Stock for issuance upon the exercise of the foregoing Unit Purchase Option, and 128,000 shares of Common Stock for issuance upon exercise of the Warrants included in said Unit Purchase Option and 100,000 shares for issuance upon the exercise of other options, the Company will have 18,375,668 shares of authorized but unissued capital stock available for issuance without further shareholder approval. As a result, any issuance of additional shares of common stock may cause current shareholders of the Company to suffer significant dilution which may adversely affect the market. See "Dilution" and "Description of Securities."

WARRANTS SUBJECT TO REDEMPTION

         The Warrants became exercisable commencing March 5, 1997. Each Class A Warrant entitles the holder to purchase one share of Common Stock at $5.50 per share during the four year period commencing March 5, 1997. The Class A Warrants are redeemable by the Company for $.01 per Warrant, at any time after March 5, 1997, upon thirty (30) days' prior notice, if the average closing price or bid price of the Common Stock, as reported by the Nasdaq equals or exceeds $8.75 per share, for any twenty (20) consecutive trading days within a period of thirty (30) consecutive trading days ending within five (5) days prior to the date of the notice of redemption. Upon thirty (30) days' written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants in compliance with the requirements of Rule 13e-4 to the extent applicable. See "Description of Securities."

MARKET MAKER'S INFLUENCE ON THE MARKET MAY HAVE ADVERSE CONSEQUENCES

         Although it has no legal obligation to do so, Biltmore from time to time in the future may make a market in and otherwise effect transactions in the Company's securities. To the extent Biltmore acts as market maker in the securities, it may be a dominating influence in that market. The price and liquidity of such securities may be affected by the degree, if any, of Biltmore's participation in the market, inasmuch as a significant amount of such securities may be sold to customers of Biltmore. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with Biltmore. Such market making activities, if commenced, may be discontinued at any time or from time to time by Biltmore without obligation or prior notice. If a dominating influence at such time, Biltmore's discontinuance may adversely affect the price and liquidity of the securities.

         Further, unless granted an exemption by the Securities and Exchange Commission to its Rule 10b-6, Biltmore may be prohibited from engaging in any market making activities with regard to the Company's securities for the period from two or nine business days prior to any solicitation of the exercise of Warrants until the later of the termination of such solicitation activity or the termination, by waiver or otherwise, of any right that Biltmore may have to receive a fee for the exercise of Warrants following the solicitation. As a result, Biltmore may be unable to continue to provide a market for the Company's securities under certain periods while the Warrants are exercisable which may adversely affect the price and liquidity of the securities.

EXERCISE OF WARRANTS MAY HAVE DILUTIVE EFFECT ON MARKET

         The Class A Warrants to be issued in connection with this offering will provide, during their term, an opportunity for the holder to profit from a rise in the market price, of which there is no assurance, with resulting dilution in the ownership interest in the Company held by the then present shareholders. Holders of the Warrants most likely would exercise the Warrants and purchase the underlying Common Stock at a time when the Company may be able to obtain capital by a new offering of securities on terms more favorable than those provided by such Warrants, in which event the terms on which the Company may be able to obtain additional capital would be affected adversely.

"PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF SECURITIES

         The Securities and Exchange Commission ("Commission") has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The Company's securities are currently exempt from the definition of "penny stock" based upon their being listed on the Nasdaq SmallCap Market. If the Company's securities are removed from listing on Nasdaq at any time they may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those person with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell the Company's securities in the secondary market.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET

         Certain of the Company's currently outstanding shares of common stock are "restricted securities" and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding shares, or
(b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning the Company. Assuming that there is no exercise of any issued and outstanding Warrants, the Company will have 3,596,332 shares of its Common Stock issued and outstanding, of which 1,224,332 shares are "restricted securities" and 2,372,000 are publicly traded shares. Therefore, during each three month period, beginning June 4, 1996, a holder of restricted securities who has held them for at least the one year period may sell under Rule 144 a number of shares up to 12,243 shares. Nonaffiliated persons who hold for the two-year period described above may sell unlimited shares once their holding period is met. Notwithstanding the above, the current officers, directors and principal stockholders have agreed, except as noted below, not to sell, transfer, assign or issue any securities of the Company for a period of twenty-four (24) months ending March 5, 1998, without the consent of Biltmore. These restrictions have been released by Biltmore with respect to a portion of such securities. The Company has also agreed not to issue any additional securities other than as contemplated by this Prospectus for a period of twenty-four (24) months without the consent of Biltmore.

         Prospective investors should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the Company's Common Stock in any market which may develop and, therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of the Company may sell their shares during a favorable movement in the market price of the Company's Common Stock which may have a depressive effect on its price per share. See "Description of Securities."

                                USE OF PROCEEDS

         There can be no assurance that any of the Warrants will be exercised. In the event holders of Warrants elect to exercise the Warrants, Management anticipates that the proceeds from such exercise would be contributed to working capital of the Company. Nonetheless, the Company may at the time of exercise allocate a portion of the proceeds to any other corporate purposes. Accordingly, investors who exercise their Warrants will entrust their funds to management, whose specific intentions regarding the use of such funds are not presently and specifically known.

                                   DILUTION

         As of September 30, 1996, the Company had a net tangible book value of $8,448,470, or $2.51 per share (based on the Company having 3,365,600 shares outstanding as of that date), derived from the Company's balance sheet as of that date. Net tangible book value per share means the tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the exercise of the Warrants at a price of $5.50 per share, after deducting warrant solicitation fees and estimated offering expenses, pro forma net tangible book value would have been $22,511,630, or $3.59 per share. The result will be an immediate increase in net tangible book value per share of $1.08 to existing shareholders and an immediate dilution to new investors of $1.91 per share. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table illustrates this dilution:

         Exercise price of the Warrants                      $5.50
         Net tangible book value per share,
             before the offering                             $2.51
         Increase per share attributable to
             the sale by the Company of the
             shares offered hereby                           $1.08
         Pro forma net tangible book value per
              share, after the offering                      $3.59
         Dilution per share to new investors                 $1.91


         The above table assumes exercise of all of the Warrants.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         The Company's Common Stock is traded on the NASDAQ SmallCap Market under the symbol "TMEI."

         The following table sets forth the reported high and low bid quotations of the Common Stock for the periods indicated. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                  Common Stock
                                            --------------------------
                                              High              Low
                                              ----              ---
          1996:
          First Quarter                      $ 8.375         $ 6.50
          Second Quarter                     $ 9.50          $ 8.375
          Third Quarter                      $ 9.50          $ 6.50
          Fourth Quarter                     $ 7.00          $ 4.75

          1997:
          First Quarter                      $ 6.75          $ 6.375
          (through March 20, 1997)

       On March 20, 1997, the closing bid price for the Company's Common
Stock as reported on the NASDAQ SmallCap Market system was $5.75. On that date there were approximately 30 holders of record of Common Stock (including entities which hold stock in street name on behalf of other beneficial owners).

         The Company has not paid any cash dividends on its Common Stock to date. The Company anticipates that for the foreseeable future it will follow a policy of retaining earnings, if any, in order to finance the expansion and development of its business. Payment of dividends is within the discretion of the Company's Board of Directors and will depend upon the earnings, capital requirements and operating and financial condition of the Company, among other factors.

         Other than the foregoing, the Company does not anticipate the declaration or payment of any dividends in the foreseeable future. There can be no assurance that cash dividends of any kind will ever be paid.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

         On March 5, 1996, the Company acquired Touche and TEI pursuant to certain Stock Purchase Agreements executed on December 28, 1995. Prior to that time, the Company's operations consisted of forming the Company, preparing for the acquisition of Touche and TEI, as well as preparing for the initial public offering of its securities discussed below.

         In the first quarter ended March 31, 1996, the Company made a limited investment to start two new divisions at TEI: the Wire and Cable Manufacturing division and the Clean Room Assembly division. These divisions will produce basic cable products and will provide clean-room assembly capabilities for specialized products for their customers, respectively. The Company's strategy has been to expand its core and value added business by increasing its product offerings to satisfy its customers' needs and their growing demand for more outsourcing of contract manufacturing services. In November 1996, TEI acquired the wire cable and harness manufacturing division of Pen Interconnect, Inc. In January 1997, the Company acquired Enterprise Industries, Inc. a metal stamping business. See "Business."

RESULTS OF OPERATIONS-FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH 1995

         The results of operations utilizes the combined results from Touche and TEI prior to their acquisition by the Company, eliminating intercompany transactions as represented by the financial statements. The table and the discussion below should be read in conjunction with the financial statements and the notes thereto, that appear elsewhere in this report.

                                        Combined Statements of Income
                                              Nine Months Ended
                                                September 30,
                                  -----------------------------------------
                                          1996                  1995
                                          ----                  ----
Sales(1)                               $20,496,567           $20,543,000

Cost of goods sold(1)                   13,497,840            14,418,419

Gross Profit                             6,998,727             6,124,581

Operating expenses                       5,800,330             4,546,855

Income before tax provision              1,198,397             1,577,726

Other income (expense)                    (231,636)               23,308

Interest expense                          (246,655)             (447,328)

Provision for tax                         (254,736)             (394,677)

Net income                                 465,370               759,029


                                                      (footnotes on next page)

-------------------
(1) Net of intercompany sales and cost of goods sold as follows:

         September 30, 1996..................................$3,257,678
         September 30, 1995..................................$3,456,519

NET SALES

         Net sales decreased by approximately $46,400 to $20,496,567 from $20,543,000 for the nine month period ended September 30, 1996 as compared to the nine month period ended September 30, 1995. The slight decline in sales was due primarily to a number of order cancellations and the rescheduling of customer orders. In the third quarter ended September 30, 1996, the Company's sales forecast was adjusted downward to reflect the impact of the general slowdown in the industry, changing local market conditions, and the resulting decline in sales and operations. In response to the decline in value-added business, the Company has accelerated its sales and marketing to capture more of the core business from new potential customers.

GROSS PROFIT

         Gross profit increased approximately $874,100 or 14% to $6,998,727 from $6,124,581 for the nine month period ended September 30, 1996 as compared to the nine month period ended September 30, 1995. As a percentage of sales, gross profit increased approximately 4% to 34% from 30% for the nine month period ended September 30, 1996 as compared to the nine month period ended September 30, 1995. Operating efficiencies continue playing a key part in the maintenance of higher gross profit margins in the business.

OPERATING EXPENSES

         Operating expenses increased approximately $1,253,500 or 22% to $5,800,330 from $4,546,855 for the nine month period ended September 30, 1996 as compared to the nine month period ended September 30, 1995. As a percentage of sales, the Company's operating expenses increased 6% to 28% from 22% for the nine month period ended September 30, 1996 as compared to the nine month period ended September 30, 1995. The increase in operating expenses was primarily due to an investment in infrastructure to support planned growth, including two new operating divisions. This investment included additional personnel, building rental costs, repairs, professional fees, promotions of certain engineers to management positions and other items. The Company continues to respond quickly to the changing market conditions by lowering its operating costs through reduced labor force and other actions to levels that are more in line with its revised sales and growth plans for the remainder of the calendar year ending December 1996.

INTEREST EXPENSE

         Interest expense for the nine month period ended September 30, 1996 was approximately $246,600, representing a decrease of approximately $200,700 or 45% from the nine month period ended September 30, 1995. Interest expense decreased during the nine month period ended September 30, 1996 due to a substantial reduction in outstanding long term debt, capital lease obligations, and bank borrowings as compared to the nine month period ended September 30, 1995.

NET INCOME

         Net income decreased approximately $293,700 or 39% to $465,370 from $759,029 for the nine month period ended September 30, 1996 as compared to the nine month period ended September 30, 1995. The decline in net income was due primarily to: (1) a one-time financing charge of approximately $462,100 on certain bridge loans that were made by the Company in the fourth quarter of 1995 to help fund its initial public offering, and (2) increased operating expenses incurred to fund two new divisions which did not generate income in the nine month period, partially offset by a reduction in interest expense, a gain of approximately $139,000 on the sale of capital equipment, and a $63,000 increase in interest and other income.

RESULTS OF OPERATIONS-FOR THE YEAR ENDED DECEMBER 31, 1995 COMPARED WITH 1994

         The Results of Operations discussion utilizes the combined results from the operating subsidiaries (Touche and TEI) prior to their acquisition by the Company eliminating intercompany transactions as represented by the financial statements.

TOUCHE MANUFACTURING COMPANY, INC. AND TOUCHE ELECTRONICS, INC.

         The following table sets forth the combined statements of operations of Touche and TEI for the periods indicated:

                                         Combined Statements of Operations
                                             Years Ended December 31,
                                                1995                1994
                                      -----------------------------------------
Sales (1)                                   $28,089,919       $20,869,434
Cost of goods sold (1)                       19,991,649        14,950,750
                                             ----------        ----------
Gross Profit                                  8,107,270         5,918,684
Operating expenses                            6,384,946         4,938,454
                                             ----------         ---------

Income from Operations                        1,722,324           980,230
                                             ----------        ----------


Other Income                                     40,394           109,865
Interest Income                                  39,002            35,002
Interest expense                               (615,881)         (602,733)
Non Cash Finance Charge                        (287,878)              -0-
Gain on Sale of Equipment                       109,655               835
                                             ----------         ---------
         Total Other Expense                   (714,708)          457,011)
                                             -----------        ----------

Income before provision for
         income taxes                         1,007,616           523,219
Pro forma provision for income taxes            509,100           209,288
                                             ----------        ----------
                                           $    498,516      $    313,931
                                           ============      ============
-------------
(1) Net of intercompany sales and cost of goods sold as follows:

         December 31, 1995               $4,649,012
         December 31, 1994               $1,951,788

         Revenue increased by $7,228,985 to $28,098,919 from $20,869,934 or approximately 35% for the fiscal year ended December 31, 1995, as compared with the fiscal year ended December 31, 1994. This increase reflects the continuing change in the operating philosophy of the OEMs serviced by Touche and TEI. Such OEMs continue to focus their resources on the design-engineering and marketing aspects of their businesses, directing more of the manufacturing activities to specialized full service contract manufacturers like Touche and TEI. This trend has resulted in an increase in the number and dollar amount of contracts started in 1995 as compared to 1994. The Company also believes that the increase in the number of contracts started in 1995 is a result of the strength of the economy, the growth of the information technology industry in the areas of both voice and data, and the diversification of manufacturing processes offered by its subsidiaries. There can be no assurance that the economy will continue to be strong or that OEMs will continue to increase their outsourcing of manufacturing activities to specialized firms such as the Company.

         The growth in the information technology industry has placed greater demand on the products produced by the customers of Touche and TEI. In turn, such growth has placed greater demand on the enclosure manufacturing, value added assembly, and cable and harness installation services provided by the Company. Furthermore, the diversification of manufacturing processes, through the vertical integration into these value-added assembly and cable and harness installation elements of the business, has provided the Company with growth opportunities which were not previously available.

         Inasmuch as the Company's three largest customers accounted for approximately 70% of revenues for the fiscal year ended December 31, 1995, with the largest accounting for 33% of such revenues, the disruption or loss of any one of these three customers could have a material adverse impact on the total revenues of the Company. The expansion of services offered by the Company, however, in the view of management will contribute to the expansion of the Company's customer base and toward the strengthening of the on-going relationship with the Company's major customers.

         Gross profit increased by $2,188,586 or approximately 37% to $8,107,270 from $5,918,684 for the fiscal year ended December 31, 1995, as compared with the fiscal year ended December 31, 1994. In addition, gross profit as a percentage of revenue has increased from approximately 28% in fiscal 1994 period to approximately 29% in fiscal 1995. The increase in gross profit is due primarily to decreases in labor and subcontracting costs and the significant increases in Touche and TEI's contract revenue, which was more than sufficient to offset an approximate 56% increase in the cost of materials and supplies during the period. The Company's gross profit margins may be materially impacted by the diversity of its operations which are constantly improved in order to meet the growing demands of the competitive market bidding processes with its customers. For instance, the Company's expansion into the manufacture of wire cable and harness assemblies is expected to improve the profitability of TEI by virtue of its ability to produce wire cable and harness assemblies at a cost below the cost of purchase from another manufacturer. The Company's expansion into clean room assembly and metal stamping are each expected to improve profits incrementally. The Company's gross profit margins also may be materially impacted by the pricing of product services which is directly affected by increases in direct labor and material costs.

         As a contract manufacturer, the Company's production capabilities are limited to providing services for products that are designed and marketed by OEMs, with the type and quantity of such product services being driven by the greater need for such products by the business community and personal end-user. The Company's competitive environment is very sensitive to diversity of its services and operations which tend to drive prices down because of higher levels of customer concentration, thus, making it less competitive and more of a captive customer.

         Operating expenses increased $1,446,492 or approximately 29% to $6,384,946 from $4,938,454 in 1995 as compared to 1994. This increase was primarily due to the increase in the number of contracts in 1995 as compared to 1994.

         Net income after taxes increased by $184,585 or approximately 59% to $498,516 from $313,931 in 1995 as compared to 1994. This increase was primarily due to increased contract revenue.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has a long-term revolving line of credit with Manufacturers Bank ("Mfrs."), which expires May 1, 1997, and bears interest at Mfrs.' base rate plus 3/4%. This facility permits the Company to borrow up to $4,000,000 based on a stipulated percentage of contractually defined eligible trade accounts receivable. The Company had no outstanding borrowings under the line of credit as of September 30, 1996. In addition, the Company and Mfrs. have agreed to a term facility of up to $2,000,000 available for equipment purchase, which will bear interest at Mfrs.' base rate plus 1 1/4%. There was approximately $1,790,100 outstanding under this borrowing facility as of September 30, 1996.

         On March 11, 1996, the Company closed an Initial Public Offering of its securities resulting in net proceeds of approximately $5.8 million. The Company used the proceeds of the offering to repay certain bridge notes and other debt and applied the remaining proceeds to working capital.

         The Company's working capital increased by approximately $5,325,000 from $1,120,000 to $6,445,018 during the nine month period ended September 30, 1996. This increase resulted primarily from an increase in cash of approximately $1,445,600 from the Initial Public Offering net proceeds, an increase in inventory of approximately $1,912,300, a decrease in accounts payable of approximately $904,000, and a decrease in the line of credit drawdown of approximately $1,644,600.

         The Company required cash to fund operating activities of approximately ($375,500) in the nine month period ended September 30, 1996 as compared to generating cash from operating activities of approximately $1,239,500 in the nine month period ended September 30, 1995. Additional cash was required to pay for inventory buildup, a reduction in accounts payable, tax payments and an increase in prepaid expenses. Cash in the amount of approximately $1,821,100 was provided by net investing and financing activities, which included sale and purchase of equipment, debt reduction, and the initial public offering in the nine month periods ended September 30, 1996, as compared to cash used in the amount of approximately $1,231,400 for the nine month periods ended September 30, 1995.

         During the nine month period ended September 30, 1996, the Company's property, plant, and equipment increased by approximately $1,048,400. Management has projected no significant capital expenditure requirements for the remainder of fiscal 1996. During the nine month period ended September 30, 1996, the Company spent approximately $539,000 of cash to purchase capital assets. The remainder of the 1996 expenditures have been financed through capital lease obligations.

         Management believes that its current financial position, together with available borrowings under the Company's various credit facilities will be sufficient to meet the Company's anticipated operating needs and projected capital assets purchase requirements for the next twelve months. The Company's current financial situation, including bank support, appears to be adequate to meet its current operating needs and projected asset purchases.

         Certain statements made above relating to plans, objectives and economic performance go beyond historical information and may provide an indication of future results. To such extent, they are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and 21E of the Securities Exchange Act of 1934, as amended, and each is subject to factors that could cause actual results to differ from those in the forward looking statement. Such factors include but are not limited to, the assumption that no material changes in general market conditions will occur and the assumption that the Company does not incur any unanticipated expenditures.

                                   BUSINESS

OVERVIEW

         TMCI Electronics, Inc. (the "Company") was incorporated in the State of Delaware on December 7, 1995 for the purpose of acquiring the businesses of Touche Manufacturing, Inc. ("Touche") and Touche Electronics, Inc. ("TEI"). The principal executive offices of the Company, Touche and TEI are located in San Jose, California. Touche and TEI were principally owned by Rolando Loera, the President and Chief Executive Officer of the Company. The Company acquired all of the issued and outstanding shares of common stock of Touche and TEI on March 5, 1996 from Mr. Loera and all of the minority shareholders of Touche and TEI pursuant to the terms of certain Stock Purchase Agreements dated December 28, 1995 (the "Stock Purchase Agreements").

         Following the exchange of common stock of Touche and TEI contemplated by the Stock Purchase Agreements, the Company's business became that of Touche and TEI. The Company now derives its revenues from the operation of its wholly owned subsidiaries, including Touche and TEI.

         Touche and TEI provide custom manufacturing and value-added services, respectively, to original equipment manufacturers ("OEMs"). Their customers are concentrated into four (4) different segments of the Information Technology Industry and include manufacturers of mini, mainframe, micro and personal computers, telecommunications equipment, semiconductor manufacturing test equipment and medical test equipment. Touche and TEI do not manufacture or produce any products that are sold to customers from inventory; all of their products are manufactured to customer specifications and all value-added services are performed to the specifications of the customer.

TOUCHE MANUFACTURING COMPANY, INC.

         Touche manufactures custom designed fabricated metal cabinets or enclosures for OEMs that produce computers, telecommunications equipment, semiconductor manufacturing test equipment and medical test equipment. These products are used by the OEMs to house various types of electronic components. Touche is a full service manufacturing facility for such products. As such, Touche's engineering and design personnel work closely with each customer to design and build an initial prototype of the specified cabinet or enclosure. Based upon the actual production of the prototype, its design and specifications are reviewed and a cost effective manufacturing process is developed. All of the various manufacturing processes, which include metal shearing, punching, bending and welding, as well as machining, detailing, zinc plating, painting and final assembly are provided in-house by Touche. All of the raw materials used to manufacture these products are readily available from numerous suppliers at competitive prices. By controlling the various manufacturing processes in-house, Touche is able to provide its customers custom manufactured metal cabinets or enclosures in a timely, efficient and cost-effective manner. The full service manufacturing capability enables Touche to derive a competitive advantage over manufacturers that have to sub-contract for one or more of the various manufacturing processes. All of Touche's products are manufactured to specific customer requirements pursuant to contracts or purchase orders with the respective customers. Approximately 75% of Touche's manufacturing is performed on a mass production basis for metal cabinets or enclosures, while the remaining 25% is in developing prototype products for future development by its customers.

TOUCHE ELECTRONICS, INC.

         In late 1992, a number of Touche's customers expressed an interest in identifying methods of reducing their own manufacturing costs. This desire led the management of Touche to examine its existing manufacturing capabilities and to consider other types of services that could be offered to its customers in conjunction with its manufacturing of custom designed fabricated metal cabinets or enclosures. Accordingly, in early 1993 TEI was formed as a sister company to Touche. TEI provides value-added turnkey services to many of Touche's OEM customers. Today, these services are primarily the installation of cable and harness assemblies into the products manufactured by Touche and also into enclosure products manufactured by other local enclosure manufacturers that do not have the in-house capability to provide such services. All of TEI's value-added turnkey services are provided pursuant to contracts or purchase orders with its customers.

         The custom manufacturing of fabricated metal cabinets or enclosures combined with the capability to provide cable and harness assembly services enables Touche and TEI to attract and retain customer business that they may not have otherwise obtained, thereby enhancing their competitive position in the marketplace.

CUSTOMER PRODUCT SERVICES

         Touche and TEI work with their respective customers in designing and engineering products and in helping to develop prototypes for such products before production manufacturing. The following processes are involved in providing these services: shearing, bending, sheet metal, welding, machining, detailing, zinc plating, painting and assembly. These services are currently provided to a wide range of computer manufacturing companies, telecommunications equipment manufacturing companies, semiconductor test equipment manufacturing companies and medical test equipment manufacturing companies throughout the Silicon Valley area.

         The businesses of Touche and TEI, in providing customers with custom designed and manufactured products or services, relate to four major market areas:

         Computer Systems. Touche and TEI manufacturing and assembly businesses provide a full complement of manufacturing capabilities for mini and mainframe computers, microcomputers and personal computers. Even though this segment of the information technology industry is being reshaped by evolutionary changes in semiconductor design and memory capacity, the Company intends to increase its marketing efforts in these areas. However, the Company's principal focus will remain in commercial markets.

         Telecommunications Equipment. The changes in the basic structure of the telecommunications segment of the information technology industry are reflected in the recently adopted legislation that allows for wireless communications and cable operators to offer telephone service over coaxial connections to the home. The information superhighway is expected to provide new avenues into the home. The use of coaxial cable and fiber optics will give companies the bandwidth necessary to deliver hundreds of channels of voice, data, and video services. Based on the changing conditions within the industry, telecommunications equipment is forecast to continue to grow at an above average annual rate. Touche and TEI believe that, with their present and future manufacturing and service capabilities, they are well positioned to take on the competitive challenges of this growing industry. Penetration of this market segment is considered a more long term goal for the Company. Marketing activities in this segment are directly in line with the Company's current development of manufacturing facilities for the production of specific types of wire and cable that is used in the computer systems segment of the information technology industry.

         Test Equipment. Touche and TEI intend to market their product manufacturing and service capabilities in test equipment market areas. The Company's target customers are principally large and medium-sized corporations that specialize in the design and development of scientific measurement and production devices that may be used by major producers in the semiconductor industry who design and manufacture wafers that produce computer chips and the like. The Company will continue to explore and expand new opportunities with its customer base and look to refine the diversification of its production capabilities in designing and manufacturing products within this market segment as well as others.

         Medical Equipment. Touche and TEI intend to continue marketing their manufacturing and cable harness assembly services, respectively, to existing and prospective OEMs of medical equipment. The Company targets customers with strong track records in the design, development and production of sophisticated medical diagnostic and analysis equipment, such as MRI equipment, which is used in hospital and medical clinics by medical doctors to assist in their diagnoses of otherwise very serious and complicated patient medical problems. The Company believes that this segment of the information technology industry will grow, offering increased opportunities to companies like Touche and TEI which are positioned to provide cost-effective manufacturing services at competitive prices.

PEN INTERCONNECT INC.

         On November 12, 1996, TEI acquired the net assets (accounts receivable, inventory and capital equipment) of the San Jose-based wire cable and harness manufacturing division of Pen Interconnect Inc.
("PII").

         The acquired division is a wire cable harness manufacturer, producing different types of cable and harnesses that are used by TEI and other subcontractors in the production or original equipment products. TEI intends to continue such business by operating it as a division.

         The consideration paid for the acquisition consisted of (a) $2.0 million in cash; (b) two promissory notes in the principal amounts of $500,000 and $400,000, respectively; and (c) 134,172 shares of the Company's Common Stock. The notes bear interest at the prime rate plus .5% and are payable over periods of 48 and 24 months, respectively. TMCI may also be obligated to issue up to an additional 13,417 shares of Common Stock in the event certain overdue accounts receivable are collected.

         Subsequent to the closing of the foregoing acquisition, a dispute has arisen as to the value of the inventory included in the assets acquired. The Company has initiated and arbitration proceeding in an effort to resolve this dispute and is seeking a rescission of the transaction.

ENTERPRISE INDUSTRIES, INC.

         On January 24, 1997, the Company acquired all of the outstanding shares of capital stock of Enterprise Industries, Inc. ("EII"), a North Hollywood, California based metal stamping manufacturing business. The purchase price consisted of $1,000,000 in cash and the issuance of 96,560 shares of the Company's Common Stock. EII will continue to operate under its present name as a wholly-owned subsidiary of the Company. The President of Enterprise Industries, Inc. has signed a five (5) year employment contract with the company to manage that company's operations.

         The principal executive offices of the Company are located at 1875 Dobbin Drive, San Jose, California 95133 and its telephone number is (408) 272-5700.

         SEE "RISK FACTORS," "MANAGEMENT," "BUSINESS" AND "CERTAIN TRANSACTIONS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.


MAJOR CUSTOMERS

         Touche and TEI's customers include various information technology industry related companies, such as Hewlett Packard Company, Lam Research Corporation, Tandem Computers Incorporated, Applied Materials, Inc., KLA Instruments Corporation, Varian Associates, Inc. and Teradyne, Inc. For the year ended December 31, 1996, revenues derived from three customers (Lam Research Corporation, Tandem Computers Incorporated and Hewlett Packard Company) amounted to approximately 28%, 24% and 13%, respectively, of total revenue, excluding intercompany sales. For the year ended December 31, 1995, revenue from these three customers amounted to 33%, 18% and 19%, respectively, of total revenue, excluding intercompany sales. For the year ended December 31, 1994, revenue from these three customers amounted to approximately 29%, 26% and 13% of total revenue, excluding intercompany sales. As the sales arrangements with these customers are terminable upon short notice, the loss of any of them would have a material adverse impact on the Company's revenues and profits, given the significant percentage of revenues derived from these customers. The Company believes, however, that the expansion of services offered to these customers through the Company's vertical expansion will contribute toward the on-going relationship with these customers.

MANUFACTURING

         Touche and TEI's engineering, production and assembly facilities have adequate space for their current operations, and also for the planned implementation of clean room assembly, wire cable harness manufacturing and metal stamping, and are capable of fabricating and assembling computers, telecommunications equipment, semiconductor manufacturing test equipment and medical test equipment. Touche and TEI maintain a comprehensive manufacturing, assembly and quality control inspection program to ensure that all products meet exacting customer requirements for performance and quality workmanship prior to delivery. Touche and TEI are in the business of fabricating custom-designed metal enclosures. This product and service cannot be homogenized into one operation or manufacturing approach for its entire production line. With each custom order received from a customer comes a different list of requirements for manufacturing design, process and finish. In addition, the manufacturing environment allows for the manufacture of both prototype and production of the various types of customer products. To support its operations, Touche and TEI have purchased a wide variety of sophisticated automated machinery and shop equipment, components, tools and supplies from proven outside vendors, distributors and service organizations.

MARKETING AND SALES

         Touche and TEI's marketing strategy focuses on developing long-term relationships with producers of computers, telecommunication equipment, semiconductor manufacturing test equipment and medical test equipment. Touche and TEI's customer base consists of manufacturers of computers, medical equipment and test equipment markets and Touche and TEI intend to expand over the next few years this customer base to include a greater number of manufacturers of telecommunications equipment. Telecommunications equipment sales is an area in which little has been done to penetrate the market on the local level. However, the Company's marketing efforts will continue to reflect the evolution of the principal industry segments of the information technology industry.

         Touche and TEI will continue to focus and concentrate on major existing customers and to pursue new business from other potential customers in evolving segments of the information technology industry. The ability of the Company to maintain its relationships with its major existing customers shall remain a significant factor in determining the future growth of the Company. The Company intends to achieve growth through competitive pricing strategies, expansion of existing turnkey capabilities and more aggressive direct sales efforts. As a result of the limited and focused target market, Touche and TEI's marketing efforts will rely primarily on direct sales efforts, which will emphasize the Company's design-engineering and quality control manufacturing capabilities.

         Touche and TEI's sales activities are handled by a combination of direct sales personnel and limited use of independent sales representatives, who may also sell products of the Company's competitors. Because of the complexity and analysis involved in the customer's design and purchase decision, management emphasizes active interaction between the direct sales staff, its independent sales representatives and the buyer or engineer throughout the selling process.

SOURCES OF SUPPLY, MAJOR SUPPLIERS AND BACKLOG

         The largest supplier of Touche and TEI is Lassen Electronics, Inc. Purchases from this vendor accounted for 8.8% of the combined purchases of Touche and TEI in fiscal 1996.

         The raw materials, such as sheet metal, metal frames and other electrical wire or cable components used in the development and manufacture of Touche and TEI's customer products, are generally available from domestic suppliers at competitive prices; fabrication of certain major components may be subcontracted for on an as-needed basis. With the exception of other material requirements, sheet metal may be purchased on an as-needed basis under a consignment arrangement with suppliers. Touche and TEI do not have any long term contracts for new materials. Touche and TEI have not experienced any significant difficulty in obtaining adequate supplies to perform under their respective contracts.

         Touche and TEI have established operating policies that require the development and maintenance of a second vendor source for purchasing materials and supplies that are needed to perform under contract for their customers. This purchasing requirement focuses on the prevention of potential problems that might otherwise originate from a single supplier's financial condition. Such policies allow greater flexibility in keeping purchasing costs down and greater assurance that raw material is available in order to meet customer contract and delivery requirements.

         At December 31, 1995, Touche and TEI's combined backlog was approximately $8 million. Touche and TEI do not believe that their combined rolling backlog at any particular time is necessarily indicative of their future business or performance.

CUSTOMER SERVICE AND SUPPORT

         Touche and TEI handle all customer service-related inquiries or complaints through the sales staff who have been assigned to handle and manage account relationships. This requirement enables the salesperson to monitor and control the quality of production during the entire manufacturing process, which is designed to help prevent production problems before shipment is made to customers. Such efforts are supported by Touche and TEI's engineering departments which are directly involved in the development process of the products.

         To ensure that adequate support is given to customers, each salesperson has formal sales training augmented by direct participation in the manufacturing process at Touche and TEI's facility and also in the installation and acceptance tests at the customer's facility.

PATENT, TRADEMARK, COPYRIGHT AND PROPRIETARY RIGHTS

         The Company does not have any patent or copyright applications pending, because the Company does not offer or provide any original design work that is not otherwise proprietary to the product design-engineering of their customers. The Company owns common law trademark rights to its "Touche" trademark and servicemark.

COMPETITION

         The information technology industry (computers, telecommunications equipment, semiconductor manufacturing test equipment and medical test equipment) is highly competitive, involves rapid technological change and is characterized by substantial competition. Touche and TEI's competitors range from small firms to mid-sized local companies. Competition is generally based on several factors, including quality of work, reputation, price and marketing approach. Touche and TEI are established in the industry and maintain a strong competitive presence by delivering high-quality work in a timely fashion within the customer's budget constraints.

         Touche and TEI offer full-service facility capabilities to customers, which includes the capability of taking the development of an enclosure from conception, to design, to prototype, to full fabrication of the finished product. This process offers better control over quality, turnaround time and delivery. This process also enables Touche and TEI to price their products based on marketing its services as a full-service facility compared to competitors who may offer the same services, but at different locations that may be less efficient and less cost-effective to a customer.

         Because of the continuing change by OEMs from manufacturers to design-engineering and marketing organizations, companies like Touche and TEI are receiving a much greater share of the overall manufacturing task of products that are designed for manufacture by their customers. The process itself removes more and more of the subcontracting and replaces it with a prime contractor status gradually eliminating the need for submitting joint subcontracting work proposals. By the Company reducing the number of subcontractors, the customers benefit from the reduction in the turnaround time and the maintenance of more efficient and quality based manufacturers. The creation and maintenance of a "one-stop shop" manufacturing environment is believed to be advantageous to Touche and TEI's success as an effective competitor in the industry.

NEW PRODUCT SERVICE LINES OF BUSINESS

         To continue to respond to their customers' needs and to strengthen and diversify their competitive position in the marketplace, Touche and TEI intend to introduce the additional services listed below. Neither Touche nor TEI has derived any revenues to date from these services.

         Clean Room Assembly. This new service is designed to generate additional business from existing customers that have asked TEI to provide clean room assembly capabilities for certain specialized products. These customers include OEMs as well as other local enclosure manufacturers that are currently customers of TEI. This service is directly linked to the value-added services currently provided by TEI. The implementation of this service is not expected to be a significant cost to TEI and is being funded out of its current cash flow. Additional space will not be required for this service and TEI expects that it will hire one or two additional employees that are experienced in clean room assembly.

         Metal Stamping. The introduction of this manufacturing process will be achieved through the acquisition of an existing company that engages in job stamping, metal stamping or other stamped and pressed metal end products or through the development of in-house capacity if such manufacturing processes are needed by its customers. The Company completed the acquisition of Enterprise Industries, Inc., a metal stamping business located in North Hollywood, California, in January 1997.

GOVERNMENT REGULATION

         Substantial environmental laws have been enacted in the United States and California in response to public concern over environmental deterioration. These laws and the implementing regulations affect nearly every activity of Touche and TEI. The principal federal and state legislation which has the most significant effect on the Company's business includes the following: The Comprehensive Environmental Response, Compensation and Liability Act; The Resource Conservation and Recovery Act; The Clean Air Act; The Safe Drinking Water Act; The Emergency Planning and Community Right-to-Know Act; The Clean Water Act; and The Toxic Substance Control Act. Failure by the Company, Touche or TEI to comply with applicable federal and state environmental regulations could result in the Company incurring substantial fines and penalties and/or having restraining orders issued against it.

EMPLOYEES

         As of December 31, 1996, Touche and TEI employed approximately 283 persons, including the officers of the Company, all of whom are full-time employees and none of whom are subject to collective bargaining agreements. Of these full-time employees, 35 are engaged in administration and finance, 230 in manufacturing, engineering and production, 7 in marketing and sales and 11 in operations and development. Many of Touche and TEI's employees have overlapping responsibilities in these job descriptions.

         The Company believes that its combined future success will depend in large measure upon the continued ability of Touche and TEI to recruit and retain technical personnel. Competition for qualified technical personnel is significant, particularly in the geographic area in which the Company, Touche and TEI are located. Touche and TEI have never experienced a work stoppage. The Company, Touche and TEI believe that their relationships with their employees are good.

FACILITIES

         Touche leases approximately 145,000 square feet of factory manufacturing space in two adjacent buildings which are equipped with state-of-the-art metal fabrication equipment. Touche leases approximately 123,000 square feet at 1875 Dobbin Drive, San Jose, California 95133, which consists of 113,000 square feet in manufacturing space and approximately 10,000 square feet of office space. The 1875 Dobbin Drive lease term commenced on January 1, 1993 and ends on April 20, 2013. In addition, TEI leases approximately 78,000 square feet of manufacturing space at 1881-1899 Dobbin Drive, San Jose, California 95133. The 1881-1889 Dobbin Drive lease term commenced on November 1, 1993 and ends on November 30, 2013. Touche leases approximately 22,000 square feet of manufacturing space at 1565-C Mabury Road, San Jose, California 95133. The 1565-C Mabury Road lease term commenced on July 1, 1995 and expires on August 31, 1998. All lease agreements are negotiated on a triple net basis with landlords.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The current directors and executive officers of the Company are as follows:

    NAME                    AGE                    POSITION

Rolando Loera               43               Chairman, President and Chief
                                             Executive Officer; Director

Livino D. Ribaya, Jr.       48               Vice President - Manufacturing

Frank Ramirez III           41               Vice President - Engineering

Charles E. Shaw             52               Vice President - Chief Financial
                                                Officer; Director

Robert Loera                30               Controller and Secretary; Director

Thomas F. Chaffin           39               Director

Dominic A. Polimeni         50               Director

         Each of the directors of the Company holds office until the next annual meeting of stockholders, or until their successors are elected and qualified. At present, the Company's bylaws provide for not less than one director nor more than five directors. Currently, there are five directors in the Company. The bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. The bylaws have been amended to provide for the next annual meeting of shareholders to be held in May, 1997. Officers serve at the discretion of the Board of Directors. There are no family relationships among any officers or directors of the Company except that Robert Loera is the brother of Rolando Loera. The officers of the Company devote full time to the business of the Company. See "Certain Transactions."

         The principal occupation and business experience for each officer and director of the Company for at least the last five years are as follows:

         ROLANDO LOERA: Mr. Rolando Loera has been Chairman, President, Chief Executive Officer and a Director of the Company since December 1995 and has held similar positions with Touche since September 1992. Prior to that he was Chief Financial Officer of a predecessor of Touche for eight years. Mr. Loera holds a bachelor of arts degree in Business Administration from the University of Washington. Mr. Loera is also the principal stockholder of Touche and TEI.

         LIVINO D. RIBAYA, JR.: Mr. Ribaya has been Vice President - Manufacturing of the Company since December 1995 and has held the same position with Touche since September 1992. Prior to that he was employed by a predecessor to Touche since 1978 in a variety of positions. Mr. Ribaya has a B.S. in Mechanical Engineering from the Mauja Institute of Technology, Manila, Philippines.

         FRANK RAMIREZ III: Mr. Ramirez has been Vice President - Engineering of the Company since December 1995 and has held the same position with Touche since 1978. Prior to that he was employed by a predecessor to Touche since 1978 in a variety of positions. Mr. Ramirez has an A.A. degree in Mechanical Drafting from San Jose City College.

         CHARLES E. SHAW: Mr. Shaw has been Vice President, Chief Financial Officer and a Director of the Company since December 1995 and has held the same position with Touche since 1993. Prior to that he was President and Chief Executive Officer of Compro Business Solutions, Inc., a business and management consulting firm established by Mr. Shaw in 1992. From 1988 until 1992, he served as Vice President and Chief Financial Officer of Douglas Broadcasting, Inc. a $51 million radio broadcast network. Mr. Shaw has a B.S. in Business Administration from the City University of New York, a Masters of Business Administration from New York University and a L.L.B. from LaSalle Law School.

         ROBERT LOERA: Mr. Robert Loera has been Controller, Secretary and a Director of the Company since December 1995 and has been Controller of Touche since June 1992. Mr. Robert Loera is Rolando Loera's brother. Mr. Robert Loera has a B.S. in Business Administration from the University of Washington.

         DOMINIC A. POLIMENI: Mr. Polimeni has been a Director of the Company since March 1996. Mr. Polimeni has been President, Chief Operating Officer and a Director of Questron Technology, Inc., a distributor of electronic fasteners, since March 1995 and Chairman and Chief Executive Officer of that company since February 1996. Since May 1996, Mr. Polimeni has been a director of Healthcare Imaging Services, Inc., a publicly held company based in Middletown, New Jersey which provides healthcare management and services. Mr. Polimeni has been a Managing Director of Gulfstream Financial Group, Inc., a privately held financial consulting and investment banking firm, since August 1990. Prior to that he held the position of Chief Financial Officer of Arrow Electronics, Inc. ("Arrow") for four (4) years. He also held several other positions, including general management positions, with Arrow over an eight-year period. Prior to that he practiced as a Certified Public Accountant for more than 12 years and was a Partner in the New York office of Arthur Young & Company. He has also held the position of Chief Operating Officer of Fugazy Express, Inc., a New York based transportation company in its start-up phase. He holds a bachelor of business administration degree from Hofstra University.

         THOMAS F. CHAFFIN: Mr. Chaffin has been a Director of the Company and a member of the Audit Committee of the Board of Directors since January 1997. He has been a partner in the law firm of Rosenblum Parish & Isaacs, San Jose, CA since January 1995. During the period 1988-1995, Mr. Chaffin was a partner in the law firm of Berliner, Cohen, San Jose, CA. He holds a bachelor's degree in accounting from the University of California, Santa Barbara and earned a J.D. with honors from the University of San Francisco School of Law. He also holds a LL.M. in Taxation from the New York University School of Law and is a certified specialist in Taxation Law by the State Bar of California Board of Legal Specialization.

EXECUTIVE COMPENSATION

         The Company had made no compensation payments as of December 31, 1995, excluding the grant of a stock option to Rolando Loera described below. The following table sets forth remuneration paid by

Touche and TEI during fiscal years 1993, 1994 and 1995, to the named officers and directors of the Company. For the periods shown, no other executive officer received remuneration in excess of $100,000 per annum.

                                            SUMMARY COMPENSATION TABLE

                                                                             Long Term
                                                                           Compensation
                                                              Annual        Securities
Name of Individual or                                       Compensation    Underlying        Other
Number of Persons in Group  Position with Company  Year  Salary    Bonus   Options/SARs(#) Compensation
--------------------------  ---------------------  ----  ------    -----   --------------- ------------
Rolando Loera               Chairman, President    1995  $225,000   -0-    100,000             -0-
                            and Chief Executive    1994  $150,000   -0-         -0-            -0-
                            Officer; Director      1993  $140,648   -0-         -0-            -0-


                                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS

(a)            (b)                    (c)                  (d)               (e)              (f)
                                       % of Total
                Number of              Option/SARs
                Securities             Granted to           Exercise or
                Underlying Options/    Employees in         Base Price        Market           Expiration
Name            SARs Granted           Fiscal Year          ($/sh)            Price/Share      Date
----            ------------           -----------          ------            -----------      ------------
Rolando Loera   100,000                 100%                 $3.75            $3.75(1)         December 21, 2005

---------------
(1) The Company's Common Stock was not publicly traded on the date of grant of the option. The Company's Board of Directors determined that the then fair market value of the Common Stock was $3.75 per share.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                               Number of Securities               Value of Unexercised
                                              Underlying Unexercised                  In-the-Money
                 Shares                           Options/SARs at                    Options/SARs at
               Acquired on     Value                 FY-End(#)                           FY-End($)
Name           Exercise(#)   Realized($)     Exercisable/Unexercisable           Exercisable/Unexercisable
----           -----------   -----------     -------------------------           -------------------------
Rolando Loera      -0-          -0-                   0/100,000                        0/$493,750(1)

----------------------
(1) No market for the Company's Common Stock existed on December 31, 1995. The value of the unexercised in-the-money option was determined using the average of the bid and the asked price of the Company's Common Stock as of March 29, 1996.

EMPLOYMENT AGREEMENT

         The Company has entered into an employment agreement ("Agreement") dated as of December 28, 1995 with Rolando Loera. The term of employment commenced on March 11, 1996 and will expire on the fifth anniversary thereof. The annual salary under the Agreement is $225,000. The term of employment will be automatically extended for an additional five year term in the absence of notice from either party. This salary may be increased to reflect annual cost of living increases and may be supplemented by discretionary and performance increases as may be determined by the Board of Directors except that during the first three years following the Effective Date, his salary may not exceed $225,000. Mr. Loera is also eligible to receive an annual bonus of up to $100,000, payable in four quarterly installments. The Agreement provides that during the initial three years of the term of employment, an annual bonus of $100,000 will be awarded to Mr. Loera and that such bonus awards will be used by Mr. Loera to repay the $303,325 loan TEI to Touche Properties, Inc. See "Certain Transactions." Bonuses during the remainder of the term of employment will be at the discretion of the Board of Directors. No objective criteria have been established for determining the amount of any bonuses for subsequent years.

         The Agreement provides, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in other employee benefits applicable to employees and executives of the Company. The Agreement further provides for the use of an automobile and other fringe benefits commensurate with his duties and responsibilities. The Agreement also provides for benefits in the event of disability. Under the Agreement, the Company is also obligated to procure and pay the premiums for a $1 million term life policy and, in the event of Mr. Loera's death, to use the death benefit under such policy to purchase from Mr. Loera's estate shares of the Company's Common Stock at its fair market value.

         Pursuant to the Agreement, employment may be terminated by the Company with cause or by the executive with or without good reason. Termination by the Company without cause, or by the executive for good reason, would subject the Company to liability for liquidated damages in an amount equal to the terminated executive's current salary ($225,000) and a pro rata portion of his prior year's bonus (up to $100,000) annually, for the remaining term of the Agreement, payable in equal monthly installments, without any set-off for compensation received from any new employment. In addition, the terminated executive would be entitled to continue to participate in and accrue benefits under all employee benefit plans and to receive supplemental retirement benefits to replace benefits under any qualified plan for the remaining term of the Agreement to the extent permitted by law.

STOCK OPTION PLAN

         The Company has adopted a stock option plan, effective December 22, 1995. Under such plan, key employees and officers and consultants of the Company may be granted options to purchase shares of the Company's Common Stock at their fair market value on the date of grant. The plan provides for an aggregate of 500,000 options. Options to purchase 100,000 shares at $3.75 per share were granted to Rolando Loera effective December 22, 1995. These options vest two years from the date of grant and will expire December 2005. The plan also permits Stock Appreciation Rights to be granted in tandem with options. Finally, the plan permits awards of Restricted Stock.

         Any future awards will be determined by the Board of Directors or a Committee established by the Board.

LIMITATIONS ON LIABILITY OF DIRECTORS

         As permitted by Delaware law, the Company's Certificate of Incorporation includes a provision which provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against, and to limit their potential liability for monetary damages resulting from, suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of nonmonetary relief in the event of a breach of fiduciary duty. Management of the company believes this provision will assist the Company in securing and retaining qualified persons to serve as directors.

                            PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the Company's Common Stock owned on the date of February 28, 1997 by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the Company's common stock; (ii) each of the Company's officers and directors; and (iii) all officers and directors as a group. The percentage of shares calculations have been based on there being 3,596,332 shares outstanding on February 28, 1997.

                                                                              Number         Percentage
Name and Address(1)                Position With Company                    of Shares         of Shares
-------------------                ---------------------                    ---------         ---------
Rolando Loera                      Chairman, President and Chief             667,600(2)         18.56%
                                   Executive Officer; Director

Frank Ramirez, III                 Vice President--Engineering               149,360             4.15%

Livino D. Ribaya, Jr.              Vice President-- Manufacturing             74,680             2.08%

Charles E. Shaw                    Vice President, Chief Financial               -0-              --
                                   Officer; Director

Robert Loera                       Controller and Secretary;                     -0-              --
                                   Director

Thomas F. Chaffin                  Director                                      -0-              --
c/o Rosenblum, Parish
  & Isaacs
160 West Santa Clara St.,
15th Floor
San Jose, CA 95113

                                                                              Number         Percentage
Name and Address(1)                Position With Company                    of Shares         of Shares
-------------------                ---------------------                    ---------         ---------
Dominic A. Polimeni                     Director                               37,340             1.04%
c/o Gulfstream Financial
  Group, Inc.
6400 Congress Avenue,
Suite 200
Boca Raton, FL 33487

Rolando Loera                           Trustee for Touche Employee            27,280                 *
                                        Stock Ownership Plan

All Officers and Directors as                                                 956,260            26.59%
a Group (7 Persons)

*  Less than 1%

(1) Unless otherwise noted, c/o TMCI Electronics, Inc., 1875 Dobbin Drive, San Jose, CA 95133.


(2) Does not include options to purchase 100,000 shares of Common Stock of the Company granted to Rolando Loera which vest on December 21, 1997.

                             CERTAIN TRANSACTIONS

         The Company was incorporated in the State of Delaware on December 7, 1995, under the name TMCI Electronics, Inc. A predecessor of the Company was organized under the laws of the State of California ("TMCI California") on September 26, 1995 and was merged into the Company on December 28, 1995.

         Mr. Loera was originally issued 600,000 shares of TMCI California's common stock for $1,000. Upon the merger of TMCI California into the Company, Mr. Loera was issued 600,000 shares of the Company's Common Stock in exchange for his shares of TMCI California.

         On March 16, 1994, $50,000 and on April 1, 1994, $25,000 was advanced to Touche by Frank Ramirez III and Livino Ribaya, Jr., employees of Touche and TEI, in exchange for convertible promissory notes bearing interest at 7.382% and 6.75% per annum and payable in monthly installments of $920 and $979, respectively, through 2009. Identical loans were made to TEI on the same dates by the same employees. In June 1995, $25,000 was advanced to each of Touche and TEI by Jose Antonio Agredano in exchange for a convertible promissory note bearing interest at 10% per annum and payable in monthly installments of $950. All of these notes were converted into shares of Touche and TEI immediately prior to the Effective Date of the Stock Purchase Agreements described below.

         The Company entered into Stock Purchase Agreements dated as of December 28, 1995 (the "Stock Purchase Agreements") with Rolando Loera, Chairman, President and Chief Executive Officer of the Company, and Rolando Loera as Trustee for the Touche Employee Stock Ownership Plan pursuant to which the Company has acquired all of the issued and outstanding stock of Touche and TEI in exchange for the issuance of 893,600 shares of the Company's Common Stock. Immediately prior to the close as of the public offering on March 11, 1996, Messrs. Jose Antonio Agredano, Frank Ramirez III and Livino Ribaya, Jr. exercised their right to acquire shares of Touche and TEI which they converted into 74,680, 149,360 and 74,680 shares of the Company, respectively. The remaining 594,880 shares were issued to Rolando Loera and to the Touche Employee Stock Ownership Plan.

         TEI leases approximately 78,000 square feet of space located at 1881-1899 Dobbin Drive, San Jose, California from Touche Properties, Inc. ("TPI"), a company wholly owned by Rolando Loera, Chairman, President and Chief Executive Officer of the Company, pursuant to a lease agreement dated November 1, 1993. In addition, TEI leases space to subtenants. Touche is one subtenant. The other two subtenants are unaffiliated with the Company. Rent expense amounted to approximately $161,000. Such amounts represent payments by TEI and Touche to TPI, exclusive of any subtenant payments.

         In connection with its acquisition of 1881-1899 Dobbin Drive (the "Property"), TPI borrowed $1,000,000 from the Small Business Administration. This loan bears interest at 6.359% per annum, matures on January 1, 1994 and is secured by a first mortgage on the Property. Touche and TEI, inter alia, have guaranteed the satisfaction of TPI's obligations under this loan.

         TPI also borrowed $303,325 from Touche in December, 1993. This loan bears interest at 10% per annum, and principal and interest are payable in equal monthly installments until satisfied. The principal balance on the loan increased as a result of certain expenses of TPI advanced by Touche. The outstanding balance of the loan as of December 31, 1995 was $440,000.

         In addition, in 1993 Touche made loans to Rolando Loera aggregating $87,190.39. This loan bears interest at 10% per annum and is payable in monthly installments of $1,000. Certain additions were made to the principal amount of the loan in fiscal 1995 to account for payments of certain personal expenses of Rolando Loera by Touche. Accordingly, the outstanding principal balance on the loan was $232,000 at December 31, 1995.

                           DESCRIPTION OF SECURITIES

UNITS

         Each Unit consists of one share of the Company's Common Stock, $.001 par value per share, and one Class A Warrant. The Common Stock and Class A Warrants are detachable and traded separately immediately upon issuance.

COMMON STOCK

         The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.001 par value per share. There are presently 3,596,332 issued and outstanding shares of Common Stock. As of February 28, 1997, there were approximately 20 stockholders of record of the Company. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby, will be validly authorized and issued, fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Certificate of Incorporation and bylaws which are available for inspection upon proper notice at the Company's offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders.

         Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

CLASS A WARRANTS

         There are currently 2,672,000 Class A Warrants ("Warrants") outstanding. Each Warrant entitles the holder to purchase one share of Common Stock at $5.50 per share during the four year period which commenced March 5, 1997. The Common Stock underlying the Warrants will, upon exercise of the Warrants, be validly issued, fully paid and nonassessable. The Class A Warrants are redeemable by the Company for $.01 per Warrant, at any time after March 5, 1997, upon thirty (30) days' prior written notice, if the average closing price or bid price of the Common Stock, as reported by Nasdaq, equals or exceeds $8.75 per share, for any twenty (20) consecutive trading days within a period of thirty (30) consecutive days ending within five (5) days prior to the date of the notice of redemption. Upon thirty (30) days' prior written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants.

         The Warrants can only be exercised when there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. If the Company does not or is unable to maintain a current effective registration statement the Warrant holders will be unable to exercise the Warrants and the Warrants may become valueless. Moreover, if the shares of Common Stock underlying the Warrants are not registered or qualified for sale in the state in which a Warrant holder resides, such holder might not be permitted to exercise the Warrants. See "Risk Factors--Requirements of Current Prospectus and State Blue Sky Registration in Connection with the Exercise of the Warrants Which May Therefore Be Valueless."

         Warrant certificates may be exchanged for new certificates of different denominations, and may be exercised or transferred by presenting them at the offices of the Transfer Agent. Holders of the Warrants may sell the Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will develop or continue as to such Warrants. If the Company is unable to qualify its common stock underlying such Warrants for sale in certain states, holders of the Company's Warrants in those states will have no choice but to either sell such Warrants or allow them to expire.

         Each Warrant may be exercised by surrendering the Warrant certificate, with the form of election to purchase on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. The Warrants may be exercised in whole or from time to time in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

         Holders of the Warrants are protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If the company merges, reorganizes or is acquired in such a way as to terminate the Warrants, the Warrants may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up of the Company, holders of the Warrants are not entitled to participate in the Company's assets.

         For the life of the Warrants, the holders thereof are given the opportunity, at nominal cost, to profit from a rise in the market price of the common stock of the company. The exercise of the Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company. The terms upon which the Company may obtain additional capital may be adversely affected through the period that the Warrants remain exercisable. The holders of these Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the Warrants.

         Because the Warrants included in the Units being offered hereby may be transferred, it is possible that the Warrants may be acquired by persons residing in states where the Company has not registered, or is not exempt from registration such that the shares of common stock underlying the Warrants may not be sold or transferred upon exercise of the Warrants. Warrant holders residing in those states would have no choice but to attempt to sell their Warrants or to let them expire unexercised. Also, it is possible that the Company may be unable, for unforeseen reasons, to cause a registration statement covering the shares underlying the Warrants to be in effect when the Warrants are exercisable. In that event, the Warrants may expire unless extended by the Company as permitted by the Warrant because a registration statement must be in effect, including audited financial statements for companies acquired, in order for warrantholders to exercise their Warrants.

RESTRICTED SHARES ELIGIBLE FOR FUTURE SALE

         1,224,332 of the Company's currently outstanding shares of common stock are "restricted securities" and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning the Company. Assuming no exercise of any outstanding Warrants, the Company has 3,596,332 shares of Common Stock outstanding. Therefore, during each three month period, beginning June 4,1996, a holder of restricted securities who has held them for at least the one year period may sell under Rule 144 a number of shares up to 12,243 shares. Non-affiliated persons who hold for the two-year period described above may sell unlimited shares once their holding period is met. Notwithstanding the above, the current officers, directors and principal stockholders have agreed, except as noted below, not to sell, transfer, assign or issue any securities of the Company for a period of twenty-four (24) months ending March 5, 1998 without the consent of Biltmore Securities, Inc., the underwriter in the March 1996 public offering ("Biltmore"). Biltmore has released the foregoing lock-up with respect to certain of the shares held by officers and directors and may, in its discretion, release additional shares from time to time. The Company has also agreed not to issue any additional securities other than as contemplated by this Prospectus for a period of twenty-four (24) months ending March 5, 1998 without the consent of Biltmore.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the securities of the Company is American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York 10005.

REPORTS TO SECURITYHOLDERS

         The Company will furnish to holders of its Common Stock and Warrants annual reports containing audited financial statements. The Company may issue other unaudited interim reports to its securityholders as it deems appropriate.

                               LEGAL PROCEEDINGS

         Subsequent to the closing of the PEN acquisition, a dispute has arisen as to the value of the inventory included in the assets acquired. The Company has initiated an arbitration proceeding in an effort to resolve this dispute and is seeking a rescission of the transaction.

         None of the Company, Touche or TEI is a party to any other significant legal proceedings and, to the best of the Company's information, knowledge and belief, none is contemplated or has been threatened.

                                 LEGAL MATTERS

         The validity of the securities being offered hereby have been passed upon for the Company by Gould & Wilkie, One Chase Manhattan Plaza, New York, NY 10005.

                                    EXPERTS

         The financial statements of the Company as of December 31, 1995, included in the Registration Statement and this Prospectus have been included herein in reliance on the report dated February 13, 1996, of Moore Stephens, P.C., formerly known as Mortenson and Associates, P.C., independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



Report of Independent Auditors...........................................F-1

Consolidated and Combined Balance Sheets
as of September 30, 1996
(unaudited) and December 31, 1995........................................F-2

Consolidated and Combined Statements of Operations
for the nine months ended
September 30, 1996 and 1995 (unaudited)
and years ended December 31, 1995 and 1994...............................F-4

Consolidated and Combined Statements of
Stockholders' Equity.....................................................F-6

Consolidated and Combined Statements of
Cash Flows for the nine months ended
September 30, 1996 and 1995 (unaudited)
and years ended December 31, 1995 and 1994...............................F-7

Notes to Financial Statements...........................................F-10

                        REPORT OF INDEPENDENT AUDITORS


To the Board of Directors of
   TMCI Electronics, Inc.
   San Jose, California


                  We have audited the accompanying combined balance sheet of TMCI Electronics, Inc., Touche Manufacturing Company, Inc. and Touche Electronics, Inc. as of December 31, 1995 and the related combined statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of TMCI Electronics, Inc., Touche Manufacturing Company, Inc., and Touche Electronics, Inc. as of December 31, 1995 and the combined results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          MOORE STEPHENS, P. C.
                                          Certified Public Accountants.

Cranford, New Jersey
February 13, 1996

TMCI ELECTRONICS, INC.
--------------------------------------------------------------------------------


BALANCE SHEETS
--------------------------------------------------------------------------------

                                          CONSOLIDATED          COMBINED
                                          SEPTEMBER 30,        DECEMBER 31,
                                          -------------        ------------
                                             1 9 9 6             1 9 9 5
                                             -------             -------
                                           (UNAUDITED)
ASSETS:
CURRENT ASSETS:
   Cash                                      $ 2,147,314         $   701,672
   Accounts Receivable - Net                   1,691,391           4,182,411
   Inventory                                   5,091,630           3,179,317
   Due from Related Party                        100,000             100,000
   Note Receivable - Other                            --              98,989
   Prepaid Expenses and Other
    Current Assets                               352,405             167,016
   Deferred Income Taxes                          29,700             164,960
                                                  ------             -------

   TOTAL CURRENT ASSETS                        9,412,440           8,594,365
                                               ---------           ---------

PROPERTY AND EQUIPMENT - NET                   3,447,871           2,918,677
                                               ---------           ---------

OTHER ASSETS:
   Due from Stockholder                          238,167             232,033
   Due from Related Party                        239,842             344,676
   Deferred Loan Fees - Net                           --              28,500
   Deferred Offering Costs                            --             292,986
   Other Assets                                      734                 930
                                                     ---                 ---

   TOTAL OTHER ASSETS                            478,743             899,125
                                                 -------             -------

   TOTAL ASSETS                              $13,339,054         $12,412,167
                                             ===========         ===========


See Notes to Financial Statements.

TMCI ELECTRONICS, INC.
--------------------------------------------------------------------------------
BALANCE SHEETS
--------------------------------------------------------------------------------

                                                 CONSOLIDATED         COMBINED
                                                 SEPTEMBER 30,        DECEMBER 31,
                                                 -------------        ------------
                                                    1 9 9 6             1 9 9 5
                                                    -------             -------
                                                   (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
   Accounts Payable and Accrued Expenses            $ 2,421,092         $ 4,814,964
   Due to Affiliate                                          --              25,720
   Line of Credit                                            --           1,644,576
   Notes Payable - Current Portion                      395,875             459,539
   Capital Lease Obligations -
      Current Portion                                    50,454             256,237
   Convertible Promissory Notes -
      Current Portion                                        --              15,204
   Income Taxes Payable                                      --             258,168
                                                   ------------             -------

   TOTAL CURRENT LIABILITIES                          2,867,422           7,474,408
                                                      ---------           ---------

LONG-TERM LIABILITIES:
   Bridge Notes Payable                                      --             537,878
   Notes Payable - Net
       of Current Portion                             1,394,241           1,198,116
   Capital Lease Obligations
       - Net of Current Portion                         223,538             478,505
   Convertible Promissory Notes
       - Net of Current Portion                              --             113,590
   Deferred Income Taxes                                405,383             429,215
                                                        -------             -------

   TOTAL LONG-TERM LIABILITIES                        2,023,162           2,757,304
                                                      ---------           ---------

   TOTAL LIABILITIES                                  4,890,584          10,231,712
                                                      ---------          ----------

   COMMITMENTS AND CONTINGENCIES                             --                  --

STOCKHOLDERS' EQUITY:
   Common Stock, $.001 Par Value,
     25,000,000 Shares Authorized;
     3,365,600 Issued and Outstanding
     at September 30, 1996, and
     600,000 Issued and
     Outstanding at December 31, 1995                     3,366                 600

   Additional Paid-in Capital                         6,829,708           1,029,829

   Retained Earnings                                  1,615,396           1,150,026
                                                      ---------           ---------

   TOTAL STOCKHOLDERS' EQUITY                         8,448,470           2,180,455
                                                      ---------           ---------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $13,339,054         $12,412,167
                                                    ===========         ===========

See Notes to Financial Statements.

TMCI ELECTRONICS, INC.
--------------------------------------------------------------------------------


STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------


                                                                                                    COMBINED
                                                            NINE MONTHS ENDED                      YEARS ENDED
                                                              SEPTEMBER 30,                        DECEMBER 31,
                                                      --------------------------------     ------------------------------
                                                          CONSOLIDATED  COMBINED
                                                        1 9 9 6           1 9 9 5            1 9 9 5          1 9 9 4
                                                        -------           -------            -------          -------
                                                      (UNAUDITED)       (UNAUDITED)
SALES - NET                                           $20,496,567       $20,543,000        $28,098,919      $20,869,434

COST OF GOODS SOLD                                     13,497,840        14,418,419         19,991,649       14,950,750
                                                      -----------       -----------        -----------      -----------

   GROSS PROFIT                                         6,998,727         6,124,581          8,107,270        5,918,684

OPERATING EXPENSES                                      5,800,330         4,546,855          6,384,946        4,938,454
                                                      -----------       -----------        -----------      -----------

   INCOME FROM OPERATIONS                               1,198,397         1,577,726          1,722,324          980,230
                                                      -----------       -----------        -----------      -----------

OTHER INCOME [EXPENSE]:
   Net Other Income [Expense]                              37,397            (3,825)            40,394          109,865
   Interest Income                                         53,624            29,961             39,002           35,022
   Interest Expense                                      (246,655)         (447,328)          (615,881)        (602,733)
   Non-Cash Finance Charge                               (462,122)              --             287,878              --
   Gain on Sale of Equipment                              139,465            (2,828)           109,655              835
                                                      -----------       -----------        -----------      -----------

   TOTAL OTHER [EXPENSE]                                 (478,291)         (424,020)          (714,708)        (457,011)
                                                      -----------       -----------        -----------      -----------

   INCOME BEFORE PROVISION FOR
     INCOME TAXES                                         720,106         1,153,706          1,007,616          523,219

PROVISION FOR INCOME TAXES                                254,736           394,677            534,200          103,577
                                                      -----------       -----------        -----------      -----------

   NET INCOME                                         $   465,370       $   759,029        $   473,416      $   419,642
                                                      ===========       ===========        ===========      ===========
EARNINGS PER SHARE

   NET INCOME PER SHARE                                        $0.15             $0.40              $0.25            $0.22
                                                               =====             =====              =====            =====

                                      F-4




PRO FORMA NET INCOME [SEE NOTE 22] [UNAUDITED]:

   Income Before Provision for Income Taxes                  $720,106       $1,153,706        $1,007,616         $523,219
   Pro Forma Income Taxes                                     254,736          458,377           509,100          209,288
                                                             --------       ----------        ----------         --------

PRO FORMA NET INCOME                                         $465,370       $  695,329        $  498,516         $313,931
                                                             ========       ==========        ==========         ========

PRO FORMA NET INCOME PER SHARE [UNAUDITED]

   Income Before Provision for Income
     Tax Per Share                                                 $0.24            $0.61             $0.53            $0.28
   Pro Forma Income Tax Per Share                                   0.09             0.24              0.27             0.11
                                                                    ----             ----              ----             ----

PRO FORMA NET INCOME PER SHARE                                      0.15             0.37              0.26             0.17
                                                                    ----             ----              ----             ----

WEIGHTED AVERAGE NUMBER OF SHARES                           3,016,403        1,893,600         1,893,600        1,893,600
                                                            =========        =========         =========        =========


See Notes to Financial Statements.

TMCI ELECTRONICS, INC.
--------------------------------------------------------------------------------


STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                 COMMON STOCK
                                                 ------------                   ADDITIONAL                           TOTAL
                                            NUMBER                               PAID-IN          RETAINED      STOCKHOLDERS'
                                          OF SHARES           AMOUNT             CAPITAL          EARNINGS         EQUITY
                                          ---------           ------             -------          --------      ---------------
Balance-January 1, 1994                          --             $ --                 $ --          $256,968          $256,968

Issuance of Common Stock
     November 6, 1995 and
     exchange of Shares Among
     Entities under Common
     Control [Reflected
     Retroactively                          600,000              600              279,829                --           280,429
                                            -------            -----             --------        ----------          --------
     -See Note 19B and C]

BALANCE-JANUARY 1, 1994                     600,000              600              279,829           256,968           537,397

Net Income for the Year Ended
December 31, 1994                                --               --                   --           419,642           419,642
                                         ----------           ------           ----------          --------          --------

BALANCE-DECEMBER 31, 1994                   600,000              600              279,829           676,610           957,039

Finance Charge Incurred on
Bridge Notes Payable                             --               --              750,000                --           750,000

Net Income for the Year Ended
December 31, 1995                                --               --                   --           473,416           473,416
                                         ----------           ------        -------------       -----------       -----------

BALANCE-DECEMBER 31, 1995                   600,000              600            1,029,829         1,150,026         2,180,455

Net Income for the Nine Months
September 30, 1996                               --               --                   --           465,370           465,370

Net Proceeds in connection with
     initial public offering and
     issuance of Common Shares            2,765,600            2,766            5,799,879                --         5,802,645
                                          ---------            -----            ---------     -------------         ---------

BALANCE-SEPTEMBER 30, 1996 -
(UNAUDITED)                               3,365,600           $3,366           $6,829,708        $1,615,396        $8,448,470
                                          =========           ======           ==========        ==========        ==========


See Notes to Financial Statements.

TMCI ELECTRONICS, INC.
--------------------------------------------------------------------------------


STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                                         COMBINED
                                                                NINE MONTHS ENDED                       YEARS ENDED
                                                                   SEPTEMBER 30,                        DECEMBER 31,
                                                                   -------------                       ------------
                                                           CONSOLIDATED       COMBINED
                                                              1 9 9 6          1 9 9 5            1 9 9 5           1 9 9 4
                                                              -------          -------            -------           -------
                                                           (UNAUDITED)       (UNAUDITED)
OPERATING ACTIVITIES:
        Net Income                                         $  465,370         $  759,029        $   473,416       $   419,642
                                                           ----------         ----------        -----------       -----------
        Adjustments to Reconcile Net Income to
          Net Cash Provided by Operations:
          Depreciation and Amortization                       595,257            518,899            702,056           604,599
          Deferred Income Taxes                               (38,572)           373,998            201,272            25,052
          [Gain] on Sale of Equipment                        (139,465)             2,828                --               (835)
          Amortization of Deferred Loan Fees                   28,500                --             114,000            22,500
          Non-Cash Finance Charge                             462,122                --             287,878               --
          Contribution to ESOP Plan                               --                 --                 --             50,000

        Changes in Assets and Liabilities:
          [Increase] Decrease in:
            Accounts Receivable                             1,436,215           (167,368)        (1,855,640)         (305,608)
            Inventory                                      (1,912,313)          (515,703)          (800,439)       (1,177,426)
            Prepaid Expenses                                 (110,389)          (149,342)          (104,192)          (26,955)
            Employee Advances                                     --              (7,273)               --                (61)
            Advance Under Note Receivable                         --                 --               8,698             5,019
            Note Receivable-Other                             103,103            (92,222)               --           (102,142)

          Increase [Decrease] in:
            Accounts Payable and Accrued Expenses            (904,029)           453,371          2,087,105           886,278
            Income Taxes Payable                             (258,168)           (28,972)           179,145            44,174
                                                           ----------         ----------        -----------       -----------

          Total Adjustments                                  (737,739)           388,216            819,883            24,595
                                                           ----------         ----------        -----------       -----------

        NET CASH - OPERATING ACTIVITIES-FORWARD              (272,369)         1,147,245          1,293,299           444,237
                                                           ----------         ----------        -----------       -----------

INVESTING ACTIVITIES:
        Advances Under Stockholders
          Note Receivable                                      (6,134)           (24,394)          (170,370)              --
        Collection of Stockholder
          Note Receivable                                         --                 --                 --             25,527
        Incorporation Fees                                        --                 --                 354               --

                                      F-7




        Acquisition of Equipment                             (538,989)          (340,161)          (343,956)         (171,297)
        Proceeds from Sale of Equipment                       197,650              4,000                --              7,000
                                                           ----------         ----------        -----------       -----------

        NET CASH - INVESTING ACTIVITIES FORWARD              (347,473)          (360,555)          (513,972)         (138,770)
                                                           ----------         ----------        -----------       -----------

FINANCING ACTIVITIES:
        Proceeds from public offering                       5,810,594                --                 --                --
        Payments for Deferred Offering Costs                      --                 --            (292,986)              --
        Proceeds from Bridge Loan Payable                         --                 --           1,000,000               --
        Repayment of Bridge Loans Payable                  (1,000,000)               --                 --                --
        Line of Credit, Net                                (1,644,576)          (493,596)            51,513          (351,835)
        Proceeds of Note Payable                                  --              50,000            137,085         1,651,092
        Payment of Deferred Loan Costs                            --                 --                 --           (165,000)
        Repayment of Note Payable                          (1,100,534)          (563,770)          (625,827)       (1,198,241)
        Repayment of Capital Lease Obligations                    --                 --            (251,886)         (315,100)
        Advance with Affiliates                                   --             228,782           (100,182)          (78,452)
        Advances Under Convertible Promissory Notes               --                 --               6,144           150,000
        Repayment of Convertible Promissory Note                  --                 --             (18,432)           (8,918)
        Common Stock Issued                                       --                 --               1,000               --
                                                           ----------         ----------        -----------       -----------

NET CASH-FINANCING ACTIVITIES-FORWARD                       2,065,484           (778,624)           (93,571)         (316,454)

NET CASH-OPERATING ACTIVITIES-FORWARDED                      (272,369)         1,147,245          1,293,299           444,237

NET CASH-INVESTING ACTIVITIES-FORWARDED                      (347,473)          (360,555)          (513,972)         (138,770)

NET CASH FINANCING ACTIVITIES-FORWARDED                     2,065,484           (778,624)           (93,571)         (316,454)
                                                           ----------         ----------        -----------       -----------

NET INCREASE [DECREASE] IN CASH                             1,445,642              8,066            685,756           (10,987)

CASH-BEGINNING OF PERIODS                                     701,672             15,917             15,916            26,903
                                                           ----------         ----------        -----------       -----------

        CASH-END OF PERIODS                                $2,147,314            $23,983           $701,672           $15,916
                                                           ==========         ==========        ===========       ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
        Cash Paid during the periods for:
          Interest                                                --                 --            $578,492          $581,332
          Income Taxes                                            --                 --            $156,707           $36,449

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
        The following table sets forth property and equipment costs which were completely financed through equipment contracts:

        December 31,
          1995                        $124,035
          1994                        $209,002

        In November 1995, the Company incurred a non-cash finance charge of $750,000 in connection with bridge financing, of which $287,878 was charged to operations at December 31, 1995 [See Note 12.]

        See Note 19 for information about the Stock Purchase Agreement and exchange of shares.

        During 1995, Touche contributed 16,667 shares of their stock valued at $50,000 to settle a liability to their Employee Stock Ownership Plan [See Note 17].

        See Notes to Financial Statements.

TMCI  ELECTRONICS, INC.
NOTES TO FINANCIAL STATEMENTS
[amounts related to September 30, 1996 are unaudited]
--------------------------------------------------------------------------------
[1] FINANCIAL STATEMENT PRESENTATION, ORGANIZATION AND NATURE OF OPERATIONS

Subsequent to December 31, 1995, the entities noted below executed an exchange of shares among entities under common control and common management immediately prior to a public offering of securities [See Note 19C].

The effects of this recapitalization and merger are reflected retroactively in these combined financial statements.

The balance sheet as of December 31, 1995 is presented on a combined basis and includes TMCI Electronics, Inc. ["TMCI"], Touche Manufacturing, Inc. ["Touche"], and Touche Electronics, Inc. ["TEI"] [collectively, the "Company"]. The financial statements for the year ended December 31, 1995 include the results of operations, cash flows and changes in stockholders' equity for Touche and TEI for the twelve months then ended; and the results of operations, cash flows and changes in stockholders' equity for TMCI from September 26, 1995 [date of incorporation] to December 31, 1995 [See Note 2].

The combined financial statements for the year ended December 31, 1994 include the results of operations, cash flows and changes in stockholders' equity for Touche and TEI.

All significant intercompany transactions have been eliminated for all periods presented.

The Company manufactures custom-fabricated metal enclosures for manufacturers of computers, telecommunications equipment, semiconductor manufacturing test equipment and medical test equipment. The Company also assembles and installs wire cable harnesses used in custom-fabricated metal enclosures for manufacturers of computers, telecommunications test equipment and medical test equipment.

The unaudited consolidated and combined financial statements for the nine months ended September 30, 1996 and 1995 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS DESCRIPTION - TMCI was incorporated on September 26, 1995, under the laws of the State of California. At the date of incorporation, there was no issuance of, nor subscriptions for, its capital stock.

The Company entered into Stock Purchase Agreements [the "Agreements"] [See
Note 19C] with the stockholders of Touche and TEI to acquire all of their issued and outstanding stock. The consummation of the Agreements occurred immediately prior to the effective date of the Company's proposed public offering.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and

TMCI  ELECTRONICS, INC.
NOTES TO FINANCIAL STATEMENTS
[amounts related to September 30, 1996 are unaudited]
--------------------------------------------------------------------------------

liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS - Cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased. At December 31, 1995, there were no cash equivalents.

INVENTORY - Inventory is recorded at the lower of cost or market. Cost, which includes materials, labor and overhead, is determined using the first-in, first-out basis method.

PROPERTY AND EQUIPMENT AND DEPRECIATION - Property and equipment is stated at cost. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the assets.

The Company is the lessee of machinery and equipment under capital leases expiring in various years through 2000. These assets, which have been included in property and equipment, are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for the year ended December 31, 1995.

DEFERRED LOAN COSTS - Deferred loan costs are being amortized over the term of the loan using the straight-line method.

DEFERRED OFFERING COSTS - Amounts paid or accrued for costs associated with the anticipated public offering [See Note 23B] will be expensed and not recorded as a reduction of the net proceeds, if the offering is not consummated.

RISK CONCENTRATIONS - Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable arising from its normal business activities. The Company places its cash and cash equivalents with high credit quality financial institutions located in the Western United States.

The Company periodically has money in financial institutions that is subject to normal credit risk beyond insured amounts. This credit risk, representing the excess of the bank's deposit liabilities reported by the bank over the amounts that would have been covered by federal insurance, amounted to approximately $669,000 at December 31, 1995.

The Company's extension of credit to its customers, which are primarily located in the Silicon Valley, California, results in accounts receivable arising from its normal business activities. The Company does not require collateral from its customers, but routinely assesses the financial strength of its customers. Based upon factors surrounding the credit risk of its customers and the Company's historical collection experience, an allowance for uncollectible accounts amounting to $8,279 has been established. The Company believes that its accounts receivable credit risk exposure beyond such allowance is limited. Such assessment may be subject to change in the near term.

The Company had sales to three unrelated customers in the computer industry approximating 33%, 18% and 19%, respectively, of the Company's total net sales for the year ended December 31, 1995. For the year ended December 31, 1994, sales to these three unrelated

TMCI  ELECTRONICS, INC.
NOTES TO FINANCIAL STATEMENTS
[amounts related to September 30, 1996 are unaudited]
------------------------------------------------------------------------------

customers approximated 29%, 26% and 13%, respectively. The loss of one or more of these customers may have a severe impact on the Company in the near term.

See also other risk factors set forth in the Prospectus.

PRO FORMA EARNINGS PER SHARE - Historical earnings per share will not be indicative of the continuing capital structure of the Company upon the consummation of the reorganization described in Note 19C. The 1,893,600 shares, used in the computations of earnings per share, as if they were outstanding for all periods presented, give effect to the following transactions: (i) the issuance of 600,000 shares to the majority stockholder in December 1995, (ii) the conversion of convertible debt into 298,720 shares of common stock, (iii) the issuance of 400,000 shares of common stock to bridge lenders and (iv) the recapitalization and stock exchange among the companies, certain individuals and the Touche Employee Stock Ownership Plan, resulting in the issuance of 594,880 shares of common stock by the Company.

[3] INVENTORY

Inventory consists of the following:

                                       September 30,           December 31,
                                           1 9 9 6               1 9 9 5
                                      ----------------        ---------------
Raw Materials                            $2,431,492             $1,400,311
Work-in-Process:
   Materials                              1,475,712              1,309,528
   Direct Labor                             334,731                212,510
   Overhead                                 275,576                256,968
Finished Goods                              574,120
                                         ----------             ----------
TOTAL                                    $5,091,631             $3,179,317
-----                                    ==========             ==========



[4] NOTE RECEIVABLE - OTHER

As of December 31, 1995, the Company had advanced $98,989 to the landlord of its warehouse and office facilities. This note is payable in monthly installments of $2,215, including interest at 10% per annum, and matures in August 1999. In January 1996, the Company refinanced a note payable, whereby the landlord assumed the outstanding balance of the note [See Note 9]. In consideration of the transaction, the Company canceled the outstanding note receivable from the landlord and executed a note payable to the landlord in the amount of approximately $291,000.

[5] PROPERTY AND EQUIPMENT AND DEPRECIATION AND AMORTIZATION

Property and equipment is comprised of the following:

                                                                        December 31,
                                                                          1 9 9 5
                                                                       ---------------
Machinery and Equipment                                                  $  3,859,253

                                     F-12



TMCI  ELECTRONICS, INC.
NOTES TO FINANCIAL STATEMENTS
[amounts related to September 30, 1996 are unaudited]
-----------------------------------------------------------------------------------------------------------------------


Furniture and Fixtures                                                        478,248
Transportation Equipment                                                      166,676
Leasehold Improvements                                                         69,533
                                                                               ------

Total                                                                       4,573,710
Less:  Accumulated Depreciation and Amortization                           (1,655,033)
                                                                          -----------
   TOTAL                                                                  $ 2,918,677
   -----                                                                  ===========

Depreciation and amortization expense amounted to $702,056 and $604,599 for the years ended December 31, 1995 and 1994, respectively. Property and equipment is depreciated using the straight-line method for financial statement purposes and an accelerated method for tax over their estimated productive lives. The estimated productive lives range from 5 to 7 years.

The following is a summary of property held under capital leases, which have been included in property and equipment as set forth above. Amortization expense on property under capital lease is included in depreciation expense:

                                                                        December 31,
                                                                           1 9 9 5
                                                                       --------------
Machinery and Equipment                                                   $ 1,062,251
Auto                                                                           77,496
Office Equipment                                                              158,013
                                                                          -----------

Total Property Held Under Capital Lease                                     1,297,760
Less:  Accumulated Amortization                                              (469,442)
                                                                          -----------
   NET                                                                    $   828,318
   ---                                                                   ============

Amortization of property held under capital lease is calculated using the straight-line method while an accelerated method is used for tax purposes. Amortization is calculated over the lesser of the assets' estimated productive life, or the lease term.

[6] DUE FROM RELATED PARTY

The Company has amounts due from an entity controlled by the majority stockholder of the Company with interest to 10% per annum. At December 31, 1995, the balance due the Company amounted to $444,676. Interest income on these amounts approximated $30,000 for each of the years ended December 31, 1995 and 1994. In addition, the entity borrowed $1,000,000 from the Small Business Administration. The Company has guaranteed amounts due under the loan.

[7] DUE FROM STOCKHOLDER

The December 31, 1995 balance due from the stockholder is comprised of two unsecured promissory notes due on demand from the Company's president.

Each of the notes due from the Company's president calls for interest payable at 10% per annum. The cumulative balance outstanding of these notes was $232,033 at December 31, 1995.

TMCI  ELECTRONICS, INC.
NOTES TO FINANCIAL STATEMENTS
[amounts related to September 30, 1996 are unaudited]
-----------------------------------------------------------------------------

[8] LINE OF CREDIT

In March 1994, the Company entered into a loan and security agreement with a financial institution providing for the Company to borrow up to 80% of its eligible accounts receivable, as defined in the agreement, up to a maximum $3,867,000. Interest on this credit line is calculated at prime plus 3.5%. Prime at December 31, 1995 was 8.5%. The line of credit agreement, which contains certain standard covenants, is collateralized by all of the assets of the Company and has been guaranteed by the majority stockholder of the Company and an affiliate [See Note 20C].

[9] NOTES PAYABLE

Notes payable consist of the following:

                                                                                                    December 31,
                                                                                                       1 9 9 5
                                                                                                   --------------
Notes payable to financial institution in monthly installments of $18,883 plus interest at the bank's prime rate plus 3.5% [Prime was 8.5% at December 31,
   1995]; guaranteed by the majority stockholder of the Company and two related
   companies; due April 1999.                                                                         $603,540

Note payable to financing company with monthly payments of $228 including principal and interest at 12.00% per annum;
   due October 1997; collateralized by automotive equipment.                                             4,471

Note payable to financing company with monthly payments of $280 including principal and interest at 10.75% per annum;
   due January 1998; collateralized by automotive equipment.                                             6,255

Note payable to financing company with monthly payments of $362 including principal and interest at 9.87% per annum;
   due December 1998; collateralized by automotive equipment.                                           11,967

Note payable to financing company with monthly payments of $14,709 including principal and interest at 7.9% per annum;
   due November 1998; collateralized by machinery and equipment.                                       430,652

Note payable to financing company with monthly payments of $6,005 including principal and interest at 10.75% per annum; due April 2004; collateralized
   by property held by an affiliated entity [See Note 4].                                              395,714

Note payable to individual with monthly payments of $1,057 per month including interest at 9.82% per annum; due July 1999. This note is convertible into
   74,680 shares of Company common stock [See Note 19C and 20A].                                        38,174

Note payable to financing company with monthly payments of $1,606 including principal and interest at 11.09% per annum; due January 2000; collateralized
   by machinery and equipment.                                                                          69,060

Note payable to financing company with monthly payments of $2,454 including principal and interest at 8.5% per annum; due December 1999;

                                     F-14



TMCI  ELECTRONICS, INC.
NOTES TO FINANCIAL STATEMENTS
[amounts related to September 30, 1996 are unaudited]
--------------------------------------------------------------------------------

   collateralized by machinery and equipment.                          97,822
                                                                    ----------

Total                                                               1,657,655
Less:  Current Portion                                                459,539
                                                                   -----------
   NONCURRENT PORTION                                              $1,198,116
                                                                   ==========

Current maturities on long-term debt at December 31, 1995 are as follows:

  Due by
December 31,
------------
    1996                               $   459,539
    1997                                   475,002
    1998                                   373,785
    1999                                    95,995
    2000                                    49,503
    Thereafter                             203,831
                                        ----------
    TOTAL                               $1,657,655
    -----                               ==========

Interest expense amounted to $615,881 and $602,733 for the years ended December 31, 1995 and 1994, respectively.

[10] CAPITAL LEASE OBLIGATIONS

The Company has entered into various capital leases for machinery and equipment [See Note 5]. The following table sets forth the future minimum lease payments during the next five years for leases in effect at December 31, 1995:

Year ending
-----------
   1996                                              $320,156
   1997                                               249,735
   1998                                               146,201
   1999                                                87,488
   2000                                                51,034
   Thereafter                                             --
                                                     --------
   Total Minimum Lease Payments                       854,614
   Imputed Interest                                  (119,872)
                                                     --------
   Present Value of Minimum Lease Payments            734,742
   Current Portion                                   (256,237)
                                                     --------
     LONG-TERM CAPITAL LEASE OBLIGATION              $478,505
     ----------------------------------              ========

[11]  OTHER LIABILITIES

Pursuant to a purchase agreement with the previous owner of the operating assets of the business, consummated in September 1992, the Company will assume, and has agreed to perform and pay when due, all of the liabilities, obligations, and contracts of the previous owner as of August 31, 1992, and any additional liabilities arising in the ordinary course of

TMCI  ELECTRONICS, INC.
NOTES TO FINANCIAL STATEMENTS
[amounts related to September 30, 1996 are unaudited]
--------------------------------------------------------------------------------

business. Accrued expenses include management's estimate of their liability under this purchase agreement of approximately $112,000.

[12] BRIDGE NOTES PAYABLE

In November and December 1995, the Company borrowed an aggregate of $1,000,000 in bridge loans, as evidenced by four promissory notes of $250,000 each bearing a rate of eight percent [8%] simple interest. The loans mature on the earlier of one year from inception or the consummation of a public offering of the Company's securities [See Note 20B]. As additional consideration, solely for making the loans, the Company granted the lenders the right to receive an aggregate of 200,000 units ["Bridgeholder's Units"]. Each Bridgeholder's Unit consists of (i) two shares of Common Stock, (ii) two Class A Redeemable Common Stock Purchase Warrants ["Class A Warrants"] and (iii) two Class B Redeemable Common Stock Purchase Warrants ["Class B Warrants"]. The Lenders may exercise the right to receive the Bridgeholder's Units by delivering the notice thereof to the Company at any time after the effective date of the offering. The holders of the Bridge Units agreed not to sell, pledge, hypothecate, encumber or otherwise dispose of any of the Bridge Units for a period of thirteen months following the effective date of the offering. The Company has valued these units at $3.75 per unit. This valuation represents a fifty percent discount from the price at which options were granted to the Company's president on December 22, 1995 [See Note 19D]. Such discount was reflected due to restrictions imposed on the holders of the Bridge Units as to the salability of the units issued. The Company has accounted for the $750,000 value of the Bridgeholder's Units as debt issue costs to be amortized by the interest method over the expected life of the promissory notes. For the year ended December 31, 1995, amortization of $287,878 of such costs is reflected in the statement of operations while the bridge loans in the balance sheet are presented net of the remaining $462,122 of unamortized charges at that date.

[13] CONVERTIBLE PROMISSORY NOTES

On March 16, 1994 and April 1, 1994, the Company received advances of $100,000 and $50,000 respectively from two employees of the Company, in the form of convertible promissory notes, bearing interest at 7.38% and 6.75% per annum, and payable in monthly installments of $920 and $979, respectively, through 2009. Maturities of the convertible promissory notes are as follows:

1996                  $ 15,204
1997                    17,388
1998                    19,620
1999                    13,468
2000                    11,518
Thereafter              51,596
                      --------
   TOTAL              $128,794
   -----              ========

These notes may be converted into a maximum of 224,040 shares of the Company's stock [See Notes 19C and 20A].

[14] INCOME TAXES

TMCI and Touche are Subchapter C corporations subject to the tax provisions under that section of the Internal Revenue Code.

TMCI  ELECTRONICS, INC.
NOTES TO FINANCIAL STATEMENTS
[amounts related to September 30, 1996 are unaudited]
--------------------------------------------------------------------------------



TEI elected to be taxed under the provision of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for federal and state income taxes on the Company's taxable income. The Company is, however, responsible for California state income tax at the rate of 2 1/2% of taxable income with a minimum tax of $800. The Company's S corporation election will be terminated upon the consummation of a public offering of its securities [See Note 20B].

Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts, and consist primarily of depreciation, inventory capitalization, allowance for bad debts, contribution deductions, and the alternative minimum tax.

The components of the provision for income taxes are as follows:

                                                               December 31,
                                                         1 9 9 5       1 9 9 4
                                                        ---------     ---------
CURRENT TAX EXPENSE:
   Federal                                               $354,200     $     --
   State                                                   66,900        2,503
                                                         --------     --------

   Totals                                                 421,100        2,503
   Less: Benefit of Net Operating Loss Carryforward       (86,100)          --
                                                         --------     --------

   TOTAL CURRENT PROVISION                                335,000        2,503
                                                         --------     --------

DEFERRED:
   Federal                                                203,800       60,035
   State                                                   (4,600)      41,039
                                                         --------     --------

   TOTAL DEFERRED PROVISION                               199,200      101,074
                                                         --------     --------

   TOTAL PROVISION FOR TAXES                             $534,200     $103,577
   -------------------------                             ========     ========

The components of the deferred tax liability as of December 31, 1995 are as follows:

Deferred Tax Asset:
   Alternative Minimum Tax Credits                       $ 29,700
   Non-Cash Financing Charge                              115,200
   Inventory Capitalization                                20,060
                                                         --------

                                                          164,960
   Valuation Allowance                                         --
                                                         --------
   Deferred Tax Asset - Current                           164,960

Deferred Tax Liabilities
   Excess Tax Over Book Accumulated Depreciation -

[14] INCOME TAXES [CONTINUED]

     Non-Current                                          429,215
                                                         --------

TMCI  ELECTRONICS, INC.
NOTES TO FINANCIAL STATEMENTS
[amounts related to September 30, 1996 are unaudited]
--------------------------------------------------------------------------------

   NET DEFERRED TAX LIABILITIES                        $264,255
   ----------------------------                        ========

A reconciliation between the Company's effective tax rate and the U.S. statutory rate follows:

                                                   1 9 9 5          1 9 9 4
                                                   -------          -------

U.S. Statutory Rate Applied to Pretax Income          34%             34%
State Tax Provision - Net of Federal Tax Benefit       6               6
Effect of S Corporation Operations                     2             (10)
Other                                                 11             (10)
                                                      --             ---

   TOTAL EFFECTIVE TAX RATE                           53%             20%
   ------------------------                           ==              ==

[15]  NET OPERATING LOSS CARRYFORWARDS

As of December 31, 1995, the Company utilized the remaining balance of its federal and state net operating loss carryforwards as an offset to its federal and state income tax expense.

[16] RELATED PARTY TRANSACTIONS

A substantial portion of the Company's production and administrative facilities are leased from an affiliate which is 100% owned by the Company's sole stockholder. The lease commenced in November 1993 and expires on November 30, 2013. Minimal rentals under this lease over the next five years and thereafter are approximately as follows:

1996                $  377,000
1997                   507,200
1998                   507,200
1999                   507,200
2000                   507,200
Thereafter           6,551,100
                    ----------

   TOTAL            $8,956,900
   -----            ==========

As of December 31, 1995 and 1994, the Company owed the affiliate $25,720 and $65,720, respectively, for unpaid rentals.

[17] EMPLOYEES' STOCK OWNERSHIP PLAN

Effective as of January 1, 1993, Touche adopted a Noncontributory Employees' Stock Ownership Plan ["the Plan"] covering all full-time employees who have met certain service requirements. It provides for discretionary contributions by Touche as determined annually by the directors and stockholders.

For the year ended December 31, 1994, Touche incurred an obligation to the ESOP Plan of $50,000. The 1994 obligation was satisfied in 1995 when Touche contributed 16,667 shares of their stock to the Plan. As of December 31, 1995 and 1994, the Plan owned approximately 10% and 8%, respectively, of Touche's outstanding shares.

TMCI  ELECTRONICS, INC.
NOTES TO FINANCIAL STATEMENTS
[amounts related to September 30, 1996 are unaudited]
--------------------------------------------------------------------------------

[18] COMMITMENTS AND CONTINGENCIES

OPERATING LEASES - The Company signed a twenty [20] years and eight [8] months lease commencing September 1, 1992 for its manufacturing and office facilities. The base rent beginning on the commencement date and continuing through April 30, 2003 is $470,160 per year. Annual rental increases on each January 1st shall be adjusted per the average annual Consumer Price Index - San Francisco/Oakland/San Jose Metropolitan Area. Beginning on May 1, 2003 and continuing through the remaining lease term, the base rent will be the prevailing market rate.

The Company is leasing various office equipment on 24 to 36 month leases. At the end of each lease, they are subject to a fair market value purchase option.

Minimum lease payments for the next 5 years and thereafter [not including the CPI increases] are:

1996                $   470,160
1997                    470,160
1998                    470,160
1999                    470,160
2000                    470,160
Thereafter            5,798,640
                      ---------

    TOTAL           $ 8,149,440
    -----             =========

Rent expense amounted to $730,417 and $608,420 for the years ended December 31, 1995 and 1994, respectively.

EQUIPMENT ACQUISITION - In 1995, the Company entered into two agreements to purchase machinery and equipment totaling $457,553. As of December 1995, the Company had not yet taken delivery of this equipment.

EMPLOYMENT AGREEMENT - The Company has entered into an employment agreement ["Agreement"] dated as of December 28, 1995 with its president. The term of employment will commence upon the effective date of the public offering [See
Note 19C] and will expire on the fifth anniversary thereof. The annual salary under the Agreement is $225,000. The term of employment will be automatically extended for an additional five year term in the absence of notice from either party. This salary may be increased to reflect annual cost of living increases and may be supplemented by discretionary and performance increases as may be determined by the Board of Directors except that during the first three years following the effective date, his salary may not exceed $225,000. The president is also eligible to receive an annual bonus of up to $100,000, payable in four installments. The Agreement provides that during the initial three years of the term of employment, an annual bonus of $100,000 will be awarded to the president and that such bonus awards will be used by him to repay certain indebtedness [See Note 6]. Bonuses during the remainder of the term of employment will be at the discretion of the Board of Directors.

The Agreement provides, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in other employee benefits applicable to employees and executives of the Company. The Agreement further provides for the use of an automobile and other fringe benefits commensurate with

TMCI  ELECTRONICS, INC.
NOTES TO FINANCIAL STATEMENTS
[amounts related to September 30, 1996 are unaudited]
--------------------------------------------------------------------------------

his duties and responsibilities. The Agreement also provides for benefits in the event of disability.

[19] STOCKHOLDERS' EQUITY

[A] DESCRIPTION OF SECURITIES - The authorized capital stock of the Company consists of 25,000,000 shares of common stock, $.001 par value per share. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of common stock are validly authorized and issued, fully paid and nonassessable.

[B] ISSUANCE OF COMMON STOCK - On November 6, 1995, the Company issued 600,000 shares of its common stock to a sole stockholder in exchange for $1,000.

[C] STOCK PURCHASE AGREEMENTS AND PUBLIC OFFERING - TMCI has entered into Stock Purchase Agreements [the "Agreements"], dated as of December 28, 1995, with the stockholders of Touche and TEI to acquire all of the issued and outstanding stock of Touche and TEI.

Under terms of the Agreements, the President, Chief Executive Officer and Chairman of TMCI, individually, and as trustee of the Plan, has agreed to exchange shares of Touche and TEI for 567,600 and 27,280 shares, respectively, of TMCI.

As previously referred to [See Notes 9 and 13], certain noteholders will exchange the stock of Touche and TEI received upon conversion of such notes for 298,720 shares of TMCI [See Note 20A].

In December 1995, the Company filed a registration statement with the Securities and Exchange Commission for a public offering for 1,280,000 units ["Units"] of its securities at $5.00 per Unit. Each Unit consists of one share of common stock and one redeemable Class A warrant. Each Class A warrant entitles the holder to purchase one share of common stock at $5.50 per share during the four year period commencing one year from the effective date.
The Class A warrants are redeemable under certain conditions.

TMCI's acquisition of Touche and TEI will occur immediately prior to the effective date of the public offering.

[D] STOCK OPTION PLAN - The Company has adopted a stock option plan, effective December 22, 1995. Under such plan, key employees and officers and consultants of the Company will be granted options to purchase shares of the Company's common stock at their fair market value on the date of grant. The plan provides for an aggregate of 500,000 options. On December 22, 1995, the Company's president was granted options to purchase 100,000 shares of common stock at $3.75 per share. The options vest two years from the date of grant and will expire in December 2005. The Plan also permits stock appreciation rights to be granted in tandem with options.

TMCI  ELECTRONICS, INC.
NOTES TO FINANCIAL STATEMENTS
[amounts related to September 30, 1996 are unaudited]
--------------------------------------------------------------------------------

[20] FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective December 31, 1995, the Company adopted Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments by individual balance sheet classifications as of December 31, 1995:

                                                   Carrying       Fair
                                                   Amount        Value
                                                   ------        -----

Loan Receivable - Stockholder                  $   232,033    $   232,033
Bridge Loan Payable                            $   537,878    $   537,878
Note Payable - Net of Current Portion          $ 1,198,116    $ 1,198,116
Convertible Promissory Notes
   - Net of Current Portion                    $   113,590    $   113,590

In assessing the fair value of these financial instruments, the Company was required to make assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash, accounts receivable, notes receivable, accounts payable, amounts due to and from related parties and affiliates, and short-term debt, management estimates that the carrying amount approximated fair value for the majority of these instruments because of their short maturities. Management estimates that the carrying amount of its long-term indebtedness approximates fair value since the interest rates currently offered to the Company for debt of the same remaining maturities approximates the average interest rates which the Company is currently paying. The Company does not believe it is practicable to estimate the fair value of the guarantee described in Note 6 and does not believe exposure to loss is likely.

[21] PRO FORMA INCOME TAXES [UNAUDITED]

As of December 31, 1995, the Conversion of Debt to Equity, Stock Purchase Agreements, and Public Offering [See Note 19] had not occurred. The pro forma effect of the income tax expense on the Company's net income if all of these events had occurred at the beginning of the fiscal years presented is shown on the combined statement of operations. The pro forma tax amounts have been computed based on statutory rates in effect for the periods presented.

[22] NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board ["FASB"] issued Statement of Financial Accounting Standards ["SFAS"] No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," in March of 1995. SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. Adoption of SFAS No. 121 is not expected to have a material impact on the Company's financial statements.

TMCI  ELECTRONICS, INC.
NOTES TO FINANCIAL STATEMENTS
[amounts related to September 30, 1996 are unaudited]
--------------------------------------------------------------------------------

The FASB has also issued SFAS No. 123, "Accounting for Stock-Based Compensation," in October 1995. SFAS No. 123 uses a fair value based method of accounting for stock options and similar equity instruments as contrasted to the intrinsic valued based method of accounting prescribed by Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has not decided if it will adopt SFAS No. 123 or continue to apply APB Opinion No. 25 for financial reporting purposes. SFAS No. 123 will have to be adopted for financial note disclosure purposes in any event. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995; the disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995.

[23] SUBSEQUENT EVENTS [EVENTS SUBSEQUENT TO THE AUDITORS' REPORT DATED FEBRUARY 13, 1996 ARE UNAUDITED]

[A] CONVERSION OF DEBT-TO-EQUITY - Immediately prior to the consummation of the public offering [See Note 23C], the holders of the convertible promissory notes issued by Touche and TEI [See Notes 9 and 13] exercised the conversion right of the notes and exchanged them for 298,720 shares of TMCI.

[B] PUBLIC OFFERING - On March 11, 1996, the Company closed the initial public offering of its securities [See Note 19C] resulting in net proceeds to the Company of approximately $5,800,000. The Company sold 1,472,000 Units consisting of one share of common stock, $0.001 par value per share and one redeemable Class A warrant at a price of $5.00 per Unit. Each Class A warrant entitles the holder to purchase one share of common stock at a price of $5.50 per share for a period of four years beginning March 5, 1997. The Company may redeem the Class A warrants any time after March 5, 1997, upon thirty days written notice, if the average closing price or bid price of the common stock, as reported by the principal market on which the common stock is quoted or traded, equals or exceeds $8.75 per share, for any 20 consecutive trading days ending within five days prior to the date of the notice of redemption. The Company used a portion of the proceeds from the offering to repay the bridge notes described in Note 12.

[C] LINE OF CREDIT ARRANGEMENT - In March 1996, the Company arranged for a line of credit facility and term loan facility with a new financial institution. The new facilities bear interest rates ranging from prime + .75% to prime + 1.25% and have been used to pay off the existing line of credit facilities and other debt aggregating approximately $2,800,000.

[D] RECENT ACQUISITIONS - On November 12, 1996, TEI acquired the net assets (accounts receivable, inventory and capital equipment) of the San Jose-based wire cable and harness manufacturing division of Pen Interconnect Inc. ("PII").

The division acquired is a wire cable harness manufacturer, producing different types of cable and harnesses that are used by TEI and other subcontractors in the production of original equipment products. TEI intends to continue such business by operating it as a division.

The consideration paid for the acquisition consisted of (a) $2.0 million in cash; (b) two promissory notes in the principal amounts of $500,000 and $400,000, respectively; and (c) 134,172 shares of the Company's Common Stock. The notes bear interest at the prime rate plus .5% and are payable over periods of 48 and 24 months, respectively. TMCI may also be obligated to issue up to an additional 13,417 shares of Common Stock in the event that certain overdue accounts receivable are collected.

TMCI  ELECTRONICS, INC.
NOTES TO FINANCIAL STATEMENTS
[amounts related to September 30, 1996 are unaudited]
--------------------------------------------------------------------------------
Subsequent to the closing of the foregoing acquisition, a dispute has arisen as to the value of the inventory included in the assets acquired. The Company has initiated an arbitration proceeding in an effort to resolve this dispute and is seeking a rescission of the transaction.

On January 24, 1997, the Company acquired all of the outstanding shares of capital stock of Enterprise Industries, Inc. ("EII"), a North Hollywood, California based metal stamping manufacturing business. The purchase price consisted of $1,000,000 in cash and the issuance of 96,560 shares of the Company's Common Stock. EII will continue to operate under its present name as a wholly-owned subsidiary of the Company. The President of Enterprise Industries, Inc. has signed a five (5) year employment contract with the company to manage that company's operations.

                           . . . . . . . . . . . . .

==============================================================================
NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER WOULD BE UNLAWFUL. ANY MATERIAL MODIFICATION OF THE OFFERING WILL BE ACCOMPLISHED BY MEANS OF AN AMENDMENT TO THE REGISTRATION STATEMENT.

                               TABLE OF CONTENTS




                                                                     Page

Prospectus Summary......................................................3
Risk Factors............................................................7
Use of Proceeds........................................................16
Dilution...............................................................16
Price Range of Common Stock and Dividend
  Policy...............................................................17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................................................18
Business...............................................................23
Management.............................................................30
Principal Stockholders.................................................35
Certain Transactions...................................................37
Description of Securities..............................................39
Legal Proceedings......................................................41
Legal Matters..........................................................42
Experts................................................................42
Index to Financial Statements............................................
Report of Independent Auditors........................................F-1

==============================================================================

                       2,672,000 Shares of Common Stock
                           Issuable Upon Exercise of
                               Class A Warrants
                                 -------------
                               TMCI ELECTRONICS,
                                     INC.

                                 -------------
                                  PROSPECTUS
                                 -------------



                                 March , 1997

                                   PART TWO

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Certificate of Incorporation and By-laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

         Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, the Company does not currently maintain a liability insurance policy for the benefit of its directors although the Company may attempt to acquire such insurance in the future. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the Company's failure to provide insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

         The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

         The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration.

         The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders' derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the Company does not presently have directors liability insurance and because there is no assurance that the Company will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If the Company is forced to bear the costs for indemnification, the value of the Company stock may be adversely affected. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is an itemization of fees and expenses, payable from the net proceeds of the offering, incurred by the Company in connection with the issuance and distribution of the securities of the Company being offered hereby. All fees and expenses are estimated except the SEC, NASD and Nasdaq Registration and Filing Fees.

SEC Registration and Filing Fee....................................-0-
NASD Registration and Filing Fee...................................-0-
Nasdaq Listing and Filing Fee......................................-0-
Financial Printing...............................................5,000
Transfer Agent Fees................................................-0-
Accounting Fees and Expenses.....................................5,000
Legal Fees and Expenses.........................................22,000
Blue Sky Fees and Expenses......................................10,000
Miscellaneous..................................................  3,000
                                                              --------
         TOTAL.................................................$45,000


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         The following information sets forth all securities of the Company sold by it within the past three (3) years, which securities were not registered under the Securities Act of 1933, as amended:

         The Company was incorporated in the State of Delaware on December 7, 1995. The Company has authorized capital of 25,000,000 shares of common stock, $.001 par value. There are currently 3,499,772 shares of common stock issued and outstanding. See "Principal Stockholders" and "Description of Securities."

         On December 28, 1995, the Company issued 600,000 shares of its Common Stock to Rolando Loera, Chairman, Chief Executive Officer and President of the Company pursuant to the merger of the predecessor of the Company into the Company in exchange for the cancellation of an equal number of shares in the predecessor company. The predecessor corporation (TMCI Electronics, Inc.) was organized under the laws of California on September 26, 1995 and had conducted no operations prior to the merger. See "Principal Stockholders" and "Description of Securities."

         The Company issued 893,600 shares of its Common Stock to Rolando Loera and Rolando Loera, Trustee for Touche's Employee Stock Ownership Plan and three officers of the Company (Jose Antonio Agredano, Frank Ramirez III and Livino Ribaya, Jr.) pursuant to Stock Purchase Agreements dated as of December 28, 1995 in exchange for all of the issued and outstanding stock of Touche and TEI.

         In November 1995, the Company borrowed $1,000,000 in a bridge loan from the Selling Securityholders excluding for this purpose Rolando Loera) at the rate of eight percent (8%) simple annual interest, which was paid at the closing of the public offering from the net proceeds of the public offering. 400,000 shares of Common Stock and 1,200,000 Class A Warrants were issued to the Selling Securityholders which were identical to the Class A Warrants included in the Units being offered by the Company. The Shares of Common Stock, Class A Warrants and the shares of Common Stock underlying the Class A Warrants were registered in connection with that offering. The Company did not receive any of the proceeds from the sale of the securities offered by the Selling Securityholders. The Class A Warrants are redeemable upon certain conditions. Should the Class A Warrants offered by the Selling Securityholders be exercised, of which there is no assurance, the Company will receive the proceeds therefrom aggregating up to an additional $6,600,000.

         In November 1996, the Company issued 134,172 shares of Common Stock in connection with the acquisition of certain assets from Pen Interconnect, Inc.

         In January 1997, the Company issued 96,560 shares of Common Stock in connection with the acquisition of Enterprise Industries, Inc.

         The Company has relied on Section 4(2) of the Securities Act of 1933, as amended, for its private placement exemption, such that the sales of the securities were transactions by an issuer not involving any public offering.

         All of the aforesaid securities have been appropriately marked with a restricted legend and are "restricted securities," as defined in Rule 144 of the rules and regulations of the Securities and Exchange Commission, Washington, D.C. 20549. All of the aforesaid securities were issued for investment purposes only and not with a view to redistribution, absent registration. All of the aforesaid persons have been fully informed and advised concerning the Registrant, its business, financial and other matters. Transactions by the Registrant involving the sales of these securities set forth above were issued pursuant to the "private placement" exemptions under the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. The Registrant has been informed that each person is able to bear the economic risk of his investment and is aware that the securities were not registered under the Securities Act of 1933, as amended, and cannot be re-offered or re-sold until they have been so registered or until the availability of an exemption therefrom. The transfer agent and registrar of the Registrant will be instructed to mark "stop transfer" on its ledgers to assure that these securities will not be transferred absent registration or until the availability of an exemption therefrom is determined.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following is a list of Exhibits filed herewith by TMCI Electronics, Inc. as part of the SB-2 Registration Statement and related
Prospectus:

1.0      Form of Underwriting Agreement.(b)

1.1      Form of Selected Dealers Agreement, as amended.(b)
3.0 Certificate of Incorporation, filed with Delaware Secretary of State on December 7, 1995.(c)
3.1      By-laws.(c)
3.2 Agreement of Merger between TMCI Electronics, Inc., a California corporation, and TMCI Electronics, Inc., a Delaware corporation.(c)
3.3      Certificate of Merger.(c)
4.0      Specimen Copy of Common Stock Certificate.(c)
4.1      Form of Class A Warrant Certificate.(c)
4.2      [Intentionally omitted.]
4.3      Form of Underwriters' Purchase Option, as amended.(b)
4.4      Form of Warrant Agreement, as amended.(b)
5.0      Opinion of Gould & Wilkie.(a)
10.0     Employment Agreement, Rolando Loera, dated December 28, 1995.(c)
10.1     Bridge Loan Agreements and Promissory Notes.(c)
10.2     Subscription Paper, dated November 6, 1995.(c)
10.3     Stock Purchase Agreement, dated December 28, 1995 relating to
         Touche Manufacturing Company, Inc.(c)
10.4 Stock Purchase Agreement dated December 28, 1995 relating to Touche Electronics, Inc.(c)
10.5 Small Business Loan Agreement dated October 26, 1993 with related Guarantee of Touche Manufacturing Company, Inc., Touche Electronics, Inc. and Rolando Loera.(c)
10.6 Lease Agreement dated January 1, 1993 relating to 1875 Dobbin Drive, San Jose, CA.(c)
10.7 Lease Agreement dated October 25, 1993 relating to 1881-1899 Dobbin Drive, San Jose, CA.(c)
10.8 Lease Agreement dated June 21, 1995 relating to 1565-C Mabury Road, San Jose, CA.(c)
10.9     1995 Stock Option Plan.(c)
10.10    Touche Manufacturing Company, Inc. Employee Stock Ownership Plan.(c)
10.11 Convertible Promissory Notes, as amended, and Stock Purchase Option Agreements, as amended, of Touche Manufacturing Company, Inc. and Touche Electronics, Inc.(b)
10.12 Asset Purchase Agreement dated November 1, 1996 by and among Pen Interconnect, Inc., Touche Electronics, Inc. and TMCI Electronics, Inc., incorporated by reference to Exhibit 1.0 to the Registrant's Form 8-K filed with the Securities and Exchange Commission on November 27, 1996.
10.13 Stock Purchase Agreement dated effective as of January 1, 1997 by and among TMCI Electronics, Inc. and the Shareholders of Enterprise Industries, Inc., incorporated by reference to Exhibit 2.0 the Registrant's Form 8-K filed with the Securities and Exchange Commission on February 7, 1997.
21.0     Subsidiaries of the Registrant.
23.0     Consent of Gould & Wilkie is contained as Exh.5.0.(a)
23.1     Consent of Moore Stephens, P.C.
23.2     Consent of Dominic A. Polimeni.(a)

-------------
(a) Previously filed on March 4, 1996 with Amendment No. 2 to the Registration Statement.
(b) Previously filed on February 14, 1996 with Amendment No. 1 to the Registration Statement.
(c)      Previously filed on December 29, 1995 with original Registration
         Statement.

ITEM 28.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

         The undersigned Registrant also undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events
                       arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                       Provided, however, that paragraphs (a)(1)(i) and
                       (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on March 21, 1997.

                                        TMCI ELECTRONICS, INC.



                                        By:/s/ ROLANDO LOERA
                                           ------------------------
                                                 Rolando Loera
                                                 Chairman, President and
                                                   Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                  TITLE                        DATE
         ---------                  -----                        ----
/s/ ROLANDO LOERA          Chairman, President, Chief          March 21, 1997
-----------------            Executive Officer, Director
Rolando Loera                [Principal Executive Officer]


/s/ CHARLES E. SHAW        Vice President, Chief Financial     March 21, 1997
-----------------            Officer, Director [Principal
Charles E. Shaw              Financial Officer]


/s/ ROBERT LOERA           Controller, Secretary, Director     March 21, 1997
-----------------          [Principal Accounting Officer]
Robert Loera

/s/ THOMAS F. CHAFFIN      Director                            March 21, 1997
---------------------
Thomas F. Chaffin


/s/ DOMINIC A. POLIMENI    Director                            March 21, 1997
-----------------------
Dominic A. Polimeni

                               INDEX TO EXHIBITS

1.0      Form of Underwriting Agreement.(b)
1.1      Form of Selected Dealers Agreement, as amended.(b)
3.0 Certificate of Incorporation, filed with Delaware Secretary of State on December 7, 1995.(c)
3.1      By-laws.(c)
3.2 Agreement of Merger between TMCI Electronics, Inc., a California corporation, and TMCI Electronics, Inc., a Delaware corporation.(c)
3.3      Certificate of Merger.(c)
4.0      Specimen Copy of Common Stock Certificate.(c)
4.1      Form of Class A Warrant Certificate.(c)
4.2      [Intentionally omitted.]
4.3      Form of Underwriters' Purchase Option, as amended.(b)
4.4      Form of Warrant Agreement, as amended.(b)
5.0      Opinion of Gould & Wilkie.(a)
10.0     Employment Agreement, Rolando Loera, dated December 28, 1995.(c)
10.1     Bridge Loan Agreements and Promissory Notes.(c)
10.2     Subscription Paper, dated November 6, 1995.(c)
10.3 Stock Purchase Agreement, dated December 28, 1995 relating to Touche Manufacturing Company, Inc.(c)
10.4 Stock Purchase Agreement dated December 28, 1995 relating to Touche Electronics, Inc.(c)
10.5 Small Business Loan Agreement dated October 26, 1993 with related Guarantee of Touche Manufacturing Company, Inc., Touche Electronics, Inc. and Rolando Loera.(c)
10.6 Lease Agreement dated January 1, 1993 relating to 1875 Dobbin Drive, San Jose, CA.(c)
10.7 Lease Agreement dated October 25, 1993 relating to 1881-1899 Dobbin Drive, San Jose, CA.(c)
10.8 Lease Agreement dated June 21, 1995 relating to 1565-C Mabury Road, San Jose, CA.(c)
10.9     1995 Stock Option Plan.(c)
10.10    Touche Manufacturing Company, Inc. Employee Stock Ownership Plan.(c)
10.11 Convertible Promissory Notes, as amended, and Stock Purchase Option Agreements, as amended, of Touche Manufacturing Company, Inc. and Touche Electronics, Inc.(b)
10.12 Asset Purchase Agreement dated November 1, 1996 by and among Pen Interconnect, Inc., Touche Electronics, Inc. and TMCI Electronics, Inc., incorporated by reference to Exhibit 1.0 to the Registrant's Form 8-K filed with the Securities and Exchange Commission on November 27, 1996.
10.13 Stock Purchase Agreement dated effective as of January 1, 1997 by and among TMCI Electronics, Inc. and the Shareholders of Enterprise Industries, Inc., incorporated by reference to Exhibit 2.0 the Registrant's Form 8-K filed with the Securities and Exchange Commission on February 7, 1997.
21.0     Subsidiaries of the Registrant.
23.0     Consent of Gould & Wilkie is contained as Exh.5.0.(a)
23.1     Consent of Moore Stephens, P.C.
23.2     Consent of Dominic A. Polimeni.(a)

--------------
(a) Previously filed on March 4, 1996 with Amendment No. 2 to the Registration Statement.
(b) Previously filed on February 14, 1996 with Amendment No. 1 to the Registration Statement.
(c)      Previously filed on December 29, 1995 with original Registration
         Statement.